UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Southwestern Energy Company

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2350 N. Sam Houston Parkway East, Suite 125
Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON MAY 18, 2010

The Annual Meeting of Stockholders of Southwestern Energy Company (the “Company”) will be held at the Hilton North Houston (Greenspoint) Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Tuesday, the 18th day of May, 2010, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1) The election of seven (7) directors to serve until the 2011 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2) The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010;

(3) To consider and take action upon a proposal to amend and restate the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 1,250,000,000 shares;

(4) To consider two stockholder proposals, if properly presented at the Annual Meeting; and

(5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 31, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company’s 2009 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are invited to attend the meeting. If you cannot attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card. As an alternative, you can also vote your shares by telephone or over the Internet.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of Southwestern Energy Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By Order of the Board of Directors

MARK K. BOLING
Executive Vice President,
General Counsel & Secretary

April 7, 2010

i

PROXY STATEMENT QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Stockholders who own shares of common stock as of March 31, 2010 may vote at the meeting. There were [     ] shares of common stock outstanding on that date.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO STOCKHOLDERS?

This Proxy Statement and accompanying proxy are first being mailed, given or made available to stockholders, on or about April 7, 2010. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2009 Annual Report to Stockholders and our Proxy Statement at www.envisionreports.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

•	the election of seven (7) directors;

•	the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2010;

•	a proposal to amend and restate the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 1,250,000,000 shares;

•	a stockholder proposal for a director election majority vote standard, if properly presented at the Annual Meeting; and

•	a stockholder proposal for a political contributions and expenditures report, if properly presented at the Annual Meeting.

The Board recommends a vote:

•	“FOR” the election of seven (7) directors;

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2010;

•	“FOR” the amendment and restatement of the certificate of incorporation to increase the number of authorized shares of common stock;

•	“AGAINST” the stockholder proposal for a director election majority vote standard; and

•	“AGAINST” the stockholder proposal for a political contributions and expenditures report.

WHAT CONSTITUTES A QUORUM OF STOCKHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the record date. Since there were [          ] shares of common stock outstanding on March 31, 2010, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least [          ] shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Under our by-laws, a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the

Annual Meeting will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. However, our by-law provisions and corporate governance guidelines also include a majority vote policy for the election of directors. Under this policy, in non-contested elections, if a director nominee receives a greater number of “withheld” votes than “for” votes, the director must immediately offer to submit his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the offer. Our Corporate Governance Guidelines are available on our website at www.swn.com under the heading “Corporate Governance.”

Approval of Proposals No. 2, No. 3, No. 4 and No. 5 requires a vote that satisfies the following two criteria:

•	the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting at the Annual Meeting; and

•	the affirmative vote must constitute a majority of the voting power required to constitute the quorum.

IF I AM THE “BENEFICIAL OWNER” OF SHARES THAT ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

Under the New York Stock Exchange (the “NYSE”) member rules, a member broker (i.e., a member of the New York Stock Exchange) who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising voting discretion on certain proposals without instructions from the beneficial owner and a recent amendment to an NYSE rule now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an uncontested election without receiving specific instructions from those clients. Under the NYSE rules, brokers will have the discretion to vote only on Proposal No. 2 (ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2010) and Proposal No. 3 (increase in number of shares of authorized common stock). Therefore, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares for the increase in number of shares of authorized common stock and the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions from you. Brokers cannot vote on Proposals No. 1 (election of directors), No. 4 (stockholder proposal for a director election majority vote standard) or No. 5 (stockholder proposal for a political contributions and expenditures report).

HOW ARE BROKER NON-VOTES TREATED?

Broker non-votes are counted for purposes of determining whether a quorum is present. Because directors are elected by a plurality of the votes cast, a broker non-vote will have no impact on the election, although a director who receives more votes “withheld” than “for” his or her election will be required to offer to submit his or her resignation as described above under “WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?” above.

In the case of the increase in number of shares of authorized common stock, the ratification of the appointment of PwC and the stockholder proposals, only votes cast “for” or “against” the approval or ratification will be considered; broker non-votes votes will not be treated as a vote “for” or “against” the ratification or approval and therefore will have no effect on the vote.

HOW ARE ABSTENTIONS TREATED?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matter addressed by a proposal, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

HOW DO I VOTE?

On April 7, 2010, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.envisionreports.com/swn. You may also vote your shares in person at the Annual Meeting or by proxy. Since many of our stockholders are unable to attend the meeting in person, and may have limited access to the internet, we also send proxy cards and offer electronic and telephone voting to all of our stockholders who hold their shares in their own names (i.e., whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with instructions for voting your shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

If your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, we believe your broker can vote your shares in the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2010 and the increase in number of shares of authorized common stock. If you do not provide instructions to your broker on how to vote your shares with respect to the other proposals, and your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Kenneth R. Mourton and Charles E. Scharlau as your proxies. We solicit proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the seven (7) director nominees, the amendment of the certification of incorporation to increase the authorized common stock and the ratification of PwC as the Company’s independent registered public accounting firm for 2010 and “AGAINST” each additional proposal set out above. Also, your proxy card or a vote by you via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a.	Proposal No. 1

Election of a board of seven directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To withhold your vote from a director, mark the box “WITHHELD” opposite the name of the director.

b.	Proposal No. 2

Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2010.

To vote for Proposal No. 2, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

c.	Proposal No. 3

Approval of the amendment and restatement of the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 1,250,000,000 shares.

To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

d.	Proposal No. 4

Approval of a director election majority vote standard.

To vote for Proposal No. 4, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

e.	Proposal No. 5

Approval of a proposal for a political contributions and expenditures report.

To vote for Proposal No. 5, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED AS “FOR” PROPOSALS NO. 1, 2 AND 3 AND “AGAINST” PROPOSALS NO. 4 AND 5.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards.

Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Southwestern Energy Company, on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $7,500 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the meeting, seven (7) directors are to be elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified. The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholders for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board of Directors may recommend. The Company has no knowledge that any nominee will be unavailable for election. Directors are elected by plurality vote. However, our by-law provisions and corporate governance guidelines also include a majority vote policy for the election of directors. Under this policy, in non-contested elections, if a director nominee receives a greater number of “withheld” votes than “for” votes, the director must immediately offer to submit his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the offer. Our Corporate Governance Guidelines are available on our website at www.swn.com under the heading “Corporate Governance.”

The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has proposed the nominees set forth below for election as directors. All nominees for director are presently directors of the Company. Certain information concerning the nominees is set forth below.

Nominees for Election

LEWIS E. EPLEY, JR. —  Mr. Epley is a retired Attorney at Law and a private investor. He is a member of the Arkansas Bar Association and served as President of the Carroll County Bar Association in Arkansas and Special Associate Justice of the Supreme Court of Arkansas. He has served as a director of Cornerstone Bank (formerly the Bank of Eureka Springs) since 1964, and has been the Vice Chairman of its Board of Directors since 1993. He is a director, member of the Executive Committee and former Chairman of the University of Arkansas Foundation, Inc., which manages approximately $1 billion in assets on behalf of itself and the University; and he is a member of the Board of Directors of Butterfield Trail Village, Inc. He is a member of the Community Advisory Board of The Donald W. Reynolds Institute on Aging at the University of Arkansas for Medical Sciences (UAMS) and a member of the University of Arkansas Board of Advisors, including the Executive Committee thereof. He is also a member of the UAMS-Northwest Arkansas Advisory Board and the Area Agency on Aging of the Northwest Arkansas Foundation. Mr. Epley is 73 years old and was first elected to the Company’s Board of Directors in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Epley’s contributions to the Board, determined that Mr. Epley’s considerable achievements in the field of law, coupled with his experience as director of a financial institution and community contacts in the State of Arkansas, the principal location of the Company’s operations, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

ROBERT L. HOWARD — Mr. Howard is a retired Vice President of Shell Oil Company. From 1991 to 1995, he was Vice President, Domestic Operations, Exploration and Production of Shell, and President of Shell Western Inc. and Shell Offshore, Inc. In these positions, he was responsible for all domestic exploration and production activities. From 1985 to 1991, Mr. Howard was President, Shell Offshore Inc., and was responsible for all offshore exploration and production in the Gulf of Mexico, the East Coast, and Florida. During Mr. Howard’s 36 years with Shell, he held various positions within Shell’s exploration and production operations, including General Manager, Exploration and Production, Mid-Continent Division, and General Manager, Exploration and Production, Rocky Mountain Division and Alaska Division. Mr. Howard served as a director of Camco International, Inc. of Houston, Texas, from 1995 until 1998. Mr. Howard served as a director of Ocean Energy, Inc. from 1996 to April 2003, at which time Ocean Energy, Inc. was acquired by Devon Energy Corp. Since April 2003, Mr. Howard has served as a director of

Devon Energy Corp., one of the Company’s competitors, where he is a member of the Reserves Committee and the Chairman of the Compensation Committee. Mr. Howard also served as a director for McDermott International, Inc., from 1997 to May 2009 and served as the chairman of its Nominating and Governance and Reserves Committees during his tenure. He is a director of Boys and Girls Country of Houston, a non-profit organization. Mr. Howard is also a director of the Company’s subsidiaries, Southwestern Energy Production Company, SEECO, Inc., DeSoto Drilling, Inc. and Diamond “M” Production Company. He is 73 years old and first became a director of the Company in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Howard’s contributions to the Board, determined that his past experience as an executive of a leading multinational exploration and production company and his considerable experience as a director of other well-known companies in the oil and gas industry will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

HAROLD M. KORELL — Mr. Korell is the Chairman of the Board of the Company and will retire as an employee of the Company effective March 31, 2010. Mr. Korell served as the Chief Executive Officer of the Company from January 1, 1999 until May 19, 2009. Mr. Korell joined the Company in 1997 as Executive Vice President and Chief Operating Officer. On May 22, 1998, Mr. Korell was promoted to President and Chief Operating Officer and was promoted from Chief Operating Officer to Chief Executive Officer effective January 1, 1999. Mr. Korell was elected Chairman of the Board on May 16, 2002. Previously, Mr. Korell was Senior Vice President — Operations of American Exploration Company, Executive Vice President of McCormick Resources, and held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production. Prior to that time, he held various positions with Mobil Corporation. Mr. Korell is a board member of the National Petroleum Council and he is a member of America’s Natural Gas Alliance, where he serves on the membership and executive committees. He is a member of the Society of Petroleum Engineers. He also serves on the Executive Advisory Board for the Sam M. Walton School of Business at the University of Arkansas and the Board of Governors at the Colorado School of Mines. Mr. Korell is also a director of the Company’s subsidiaries, Southwestern Energy Production Company, SEECO, Inc., DeSoto Drilling Inc. and Diamond ‘‘M’’ Production Company. Mr. Korell is 65 years old and first became a director of the Company in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Korell’s contributions to the Board, determined that his past experience as the Company’s President and Chief Executive Officer, his prior experience as an executive of other oil and gas companies and his involvement in industry associations will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

VELLO A. KUUSKRAA — Mr. Kuuskraa is the President and Chairman of the Board of Advanced Resources International, Inc., a privately held geological and engineering technical services company located in Arlington, Virginia, which he has led since 1991. He is internationally recognized for his work in unconventional gas resources, energy economics, supply modeling, and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System, and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is a recognized expert on the technologies of tight gas and shale gas recovery. He is also a recognized expert on the technologies of coalbed methane and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is also a director of the Company’s subsidiaries, Southwestern Energy Production Company, SEECO, Inc., DeSoto Drilling, Inc. and Diamond “M” Production Company. Mr. Kuuskraa is 69 years old and was first elected to the Company’s Board of Directors in 2003.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kuuskraa’s contributions to the Board, determined that his geological and engineering background, his demonstrated knowledge of the natural gas industry as well as his leadership experience as President and Chairman of the Board of an internationally recognized geological and engineering advisory firm will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

KENNETH R. MOURTON — Mr. Mourton is an Attorney at Law with and Managing Principal Attorney of the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas, where he has practiced since 1975. He is a certified public accountant (inactive) and owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a Board member of the Arkansas Rural Endowment Fund, a non-profit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 59 years old and was first elected to the Company’s Board of Directors in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mourton’s contributions to the Board, determined that his legal and accounting background and considerable business experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

STEVEN L. MUELLER — Mr. Mueller is the President and Chief Executive Officer of the Company, a position he has held since May 19, 2009. Prior to that, as of June 2, 2008, Mr. Mueller served as the President and Chief Operating Officer of the Company. He joined the Company from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. CDX voluntarily filed for bankruptcy in December 2008 and, in 2009, emerged from bankruptcy and resumed operations as Vitruvian Exploration LLC. From 2001 until its acquisition by Forest Oil in 2007 for approximately $1.5 billion, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 30 years of experience in the oil and gas industry and has served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company, Belco Oil & Gas Company and The Houston Exploration Company. Mr. Mueller has a degree in geologic engineering from the Colorado School of Mines. Mr. Mueller first became a director of the Company in July 2009. He is 57 years old. Mr. Mueller is also a director of the Company’s subsidiaries, Southwestern Energy Production Company, SEECO, Inc., DeSoto Drilling, Inc. and Diamond “M” Production Company.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mueller’s extensive experience in the oil and gas industry, determined that his role as the Company’s President and Chief Executive Officer coupled with his past executive experience will complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

CHARLES E. SCHARLAU — Mr. Scharlau is “of counsel” with the law firm of Conner & Winters, LLP, which is an unpaid, non-management advisory position. He retired as President and Chief Executive Officer of the Company on December 31, 1998 and was a consultant to the Company through May 2005. He began his career as the Company’s legal counsel in 1951 and was involved in all facets of the Company’s business for over 47 years. In 1966, he was named Executive Vice President and first elected a director of the Company. In 1972, he was elected President and Chief Executive Officer. He was a member of the State Economic Expansion Commission and served terms as a member and as Chairman of the State’s Energy Commission. He has been Chairman of the Mineral Law Section of the Arkansas Bar Association and a speaker at their institutes. He also served on the Board of Directors of the American Gas Association, the Southern Gas Association and the National Association of Manufacturers. During his tenure with the Company, Mr. Scharlau also served two terms as president of the Arkansas State Chamber of Commerce and three terms as chairman of the board of the Fayetteville Chamber of Commerce. From 1980 until it was sold in 2008, Mr. Scharlau served as a director of ABLEST, Inc., and served as the Chairman of the Compensation Committee from 2004. He served as Chairman of the Board of Trustees of the University of Arkansas and as chair of their audit committee from 2000 to 2005. He is currently chair of the audit committee of the University of Arkansas Foundation which manages approximately $1 billion in assets on behalf of itself and the University. He is also a director of Arvest Bank-Fayetteville and the Razorback Foundation. Mr. Scharlau is also a director of the Company’s subsidiaries, Southwestern Energy Production Company, SEECO, Inc., DeSoto Drilling, Inc. and Diamond “M” Production Company. Mr. Scharlau is 82 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Scharlau’s contributions to the Board, determined that Mr. Scharlau’s past executive experience, legal background, experience as director of other companies and extensive community involvement in the State of Arkansas, the principal location of the Company’s operations, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board of Directors.

CORPORATE GOVERNANCE

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. In the past year, as part of our ongoing efforts to improve our governance practices, we have implemented a number of new policies, including director stock ownership guidelines (included in our Corporate Governance Guidelines), officer stock ownership guidelines (discussed in “Compensation Discussion and Analysis” below), a director resignation policy (included in our Corporate Governance Guidelines and also discussed under Proposal No. 4 below) and a political contributions policy (available on our website under “Corporate Governance” and discussed under Proposal No. 5 below). We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules and regulations of the Securities and Exchange Commission (the “SEC”) and all new and proposed listing and compliance standards of the NYSE, on which our common stock is listed, in order to ensure compliance with all applicable requirements. The corporate governance policies implemented by us in order to meet these requirements are available on our website, www.swn.com, under the section “Corporate Governance” and include our:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Retirement Committee Charter;

•	Corporate Governance Guidelines, which include our director stock ownership guidelines;

•	Business Conduct Guidelines;

•	Code of Ethics for § 406 Officers;

•	Confidential Complaint Procedures for Questionable Accounting Practices;

•	Non-Retaliation Policy; and

•	Procedures for Contacting the Board/Presiding Director.

Copies of our committee charters are included in the annexes to this proxy statement and copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (281) 618-4700.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee of our Board of Directors has been delegated the responsibility of selecting candidates for Board membership and for extending invitations to join the Board of Directors. The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer, or CEO), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. After a concurrent review of all candidates by the Committee and the CEO, the Chairman of the Board interviews the potential candidates selected by the Committee and our CEO, and reports his conclusions to the Committee, together with a recommendation of final candidates for interview by the members of the Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. Final approval of any candidate is made by the full Board of Directors. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

•	Each nominee director should be chosen without regard to sex, race, religion or national origin;

•	Each nominee director should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each nominee director should have an inquiring mind, vision and good judgment;

•	Each nominee director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each nominee director should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each nominee director’s skill set should be complementary to the background and experience of other Board members;

•	Each nominee director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each nominee director should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance.

The Nominating and Governance Committee of the Board of Directors evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning each nomination for election or re-election as a director, including members of the Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. While the guidelines of our Nominating and Governance Committee do not prescribe diversity standards, diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Committee’s conclusions to the full Board.

Stockholder Nominations

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the

Company not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. The written notice must set forth (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the nominee and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nominations are to be made by such stockholder and (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Director Independence

As set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance,” it is the policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the senior management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past three years has been, employed by the Company or any of its affiliates;

•	has an immediate family member who is, or within the past three years has been, an officer of the Company of any of its affiliates

•	has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	has an immediate family member who has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

•	(A) is a partner or an employee of a present or former auditor of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three (3) years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

•	is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

•	is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or two percent (2%) of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities not considered to be payments for purposes of the foregoing bullet-points, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations in which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three (3) years.

Our Board of Directors has determined that the following majority of directors — Lewis E. Epley, Jr., Robert L. Howard, Vello A. Kuuskraa, Kenneth R. Mourton and Charles E. Scharlau — qualify as independent under the applicable NYSE standards.

The Board’s Role in Risk Management

The Board of Directors, which is elected by the stockholders, is the ultimate decision making body of the Company, except with respect to matters reserved to the stockholders. The Board of Directors selects the Chief Executive Officer and certain other members of the executive management of the Company, who are charged with directing the Company’s business. The primary function of the Board of Directors is therefore oversight — defining and enforcing standards of accountability that enable executive management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, one of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Our Board of Directors has delegated to the Audit Committee oversight responsibility relating to the evaluation of our enterprise risk issues. In this connection, the Committee discusses with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. In addition, at least annually, the entire Board of Directors engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company and the corporate compliance officer also discusses with the Board the focus and results of the Company’s semi-annual legal compliance program conducted for employees in all locations.

Board Leadership Structure, Presiding Director and Executive Sessions

The Board of Directors has determined that the most effective leadership structure for the Company at this time is to have a Chairman of the Board who is not also the CEO. Historically, our Board leadership has been structured to have our CEO also act as the Chairman of the Board, which the Board believes served the Company and its stockholders well. The decision to separate of the role of the Chairman of the Board from the CEO position was made in the context of the retirement of our former CEO in May 2009 and his transition to the role of Executive Chairman as part of the Board’s management succession plans. Our Executive Chairman will retire as an employee effective March 31, 2010 and he will remain the non-executive Chairman of the Board. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to the foregoing, because the Chairman of the Board is our former CEO, the Board has retained the role of “Presiding Director” as part of the Board’s leadership structure. One of the Company’s non-management directors (as defined by the rules of the NYSE) serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company, which are held at every meeting of the Board of Directors. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board of Directors, which is generally held in May. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine. The Presiding Director acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the Chief Executive Officer outside of the normal Committee and Board procedures. Mr. Robert L. Howard is the current Presiding Director.

Committees of the Board of Directors

The Board of Directors held eleven meetings in 2009, five of which were telephonic. The meetings were attended by all of the directors with the exception of Mr. Howard, who did not attend two telephonic meetings. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee. The Audit, Compensation, and Nominating and Governance committees are comprised solely of independent directors in accordance with NYSE corporate governance listing standards. The charter of each of these committees complies with requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

Audit Committee — The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfy the independence requirements for audit committee members under Rule 10A-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), is “independent” and “financially literate” as defined by NYSE rules and meets the Company’s independence standards. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two (2) other public companies. In addition, the Board of Directors has determined that Mr. Kenneth R. Mourton, Audit Committee Chairman, a certified public accountant (inactive), is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and is “independent” as defined by Item 407(d)(5)(i)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee also includes Messrs. Robert L. Howard and Vello A. Kuuskraa. During 2009, the Audit Committee held four meetings, each of which was attended by all members of the Committee.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm, including the pre-approval of the current year audit and non-audit fees (the “Pre-Approval Policy”). The Audit Committee is governed by a charter that has been approved by the Board of Directors. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal controls and the Audit Committee periodically meets with the internal audit function without management representatives present. The Audit Committee also meets with the Company’s independent petroleum engineering firm once a year to review the results of their audit of the Company’s reserves.

Compensation Committee — The Compensation Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Vello A. Kuuskraa, Compensation Committee Chairman, Robert L. Howard, and Kenneth R. Mourton presently serve on this committee. During 2009, the Compensation Committee held three meetings, one of which was telephonic and each of which was attended by all members of the Committee. The Compensation Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans. The Compensation Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on all compensation matters related to our senior management.

Nominating and Governance Committee — The Nominating and Governance Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Lewis E. Epley, Jr., Nominating and Governance

Committee Chairman, Robert L. Howard and Kenneth R. Mourton presently serve on this committee. During 2009, the Nominating and Governance Committee held two meetings, each of which was attended by all members of the Committee. The Nominating and Governance Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by stockholders as discussed above under “Identifying and Evaluating Nominees for Director,” and oversees the Company’s corporate governance matters and practices. The Nominating and Governance Committee is responsible for recommending non-management director compensation for approval by the Board. The Nominating and Governance Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on non-management director compensation.

Retirement Committee — The Retirement Committee is governed by a charter that has been approved by the Board of Directors. Messrs. Charles E. Scharlau, Retirement Committee Chairman, Lewis E. Epley, Jr., and Kenneth R. Mourton presently serve on this committee. During 2009, the Retirement Committee held five meetings, each of which was attended by all members of the Committee. The Retirement Committee is responsible for administering the Company’s pension and retirement plans and for recommending retirement policy to the Board of Directors.

Communications to Non-Employee Directors

The Board provides a process for stockholders and other interested persons to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Annual Meeting

It is our policy that nominee directors who are currently directors must attend the Annual Meeting of Stockholders. Each member of the Company’s Board of Directors attended last year’s Annual Meeting of Stockholders.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for 2010. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2009 and 2008, and fees billed for other services rendered by PwC during those years.

	2009	2008

Audit Fees(1)	$795,320	$814,260
Audit-Related Fees	—	—
Tax Fees(2)	55,650	10,200
All Other Fees	—	—

Total	$850,970	$824,460

(1)	The Audit Fees for the years ended December 31, 2009 and 2008 were for professional services rendered for the integrated audits of the Company’s internal controls and consolidated financial statements, reviews of the quarterly financial statements and assistance with review of documents filed with the SEC.

(2)	Tax Fees for the years ended December 31, 2009 and 2008 were for services related to the review of federal and state tax returns.

The Audit Committee pre-approves all audit services and non-audit (i.e., audit-related, tax and other) services (including the fees and terms thereof) to be performed by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the Pre-Approval Policy established by the Audit Committee, the form of which is attached hereto as Exhibit A. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

The Committee receives periodic reports from the independent registered public accounting firm as required by the Public Company Accounting Oversight Board (“PCAOB”) regarding the auditors’ independence, which is not less frequently than annually. The Committee discusses such reports with the auditors, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues and (iv) all relationships between the independent registered public accounting firm and the Company. The Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2009. The Audit Committee also considered whether the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2009. The Committee also has discussed with the independent registered public accounting firm for the Company the matters required to be discussed by statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Committee has received and reviewed the written disclosures and the letter from the independent public accountants for the Company required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant its independence from management and the Company, including consideration of non-audit fees on that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

KENNETH R. MOURTON, CHAIRMAN
ROBERT L. HOWARD
VELLO A. KUUSKRAA

PROPOSAL NO. 3

AMENDMENT AND RESTATEMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On February 24, 2010, the Board of Directors adopted a resolution deeming it advisable to adopt, and recommending that the stockholders approve at this meeting, an amendment and restatement of our certificate of incorporation to increase the number of shares of common stock that the Company is authorized to issue from 540,000,000 to 1,250,000,000 shares. As of March 31, 2010, the Company had [          ] shares of common stock outstanding, and an aggregate of [          ] shares reserved for issuance under its existing equity compensation plans and agreements.

Since 2003, the Company has only issued common stock in connection with three stock splits (two of which were effected in 2005 and another in 2008), raising capital in the public markets in 2003 and 2005 and its equity compensation plans and agreements. The Company’s one-, three-, five- and ten-year total stockholder returns were 66.38%, 175.04%, 660.70% and 5,843.77%, respectively. The Board of Directors believes the availability of additional authorized shares will enable the Company to act with flexibility when and as the need arises to issue additional shares in the future without the delays necessitated by having to obtain a stockholder vote (except as otherwise required by law or by the rules of any securities exchange on which the shares of common stock are listed) and to take advantage of changing market and financial conditions in a more timely manner. Among the reasons for issuing additional shares would be to increase the Company’s capital through sales of the Company’s common stock, to effect additional stock splits of at least two-for-one or greater (which is not possible with the current number of authorized shares), to engage in other types of capital or strategic transactions, and to satisfy existing contractual commitments. Other than its equity compensation plans and agreements, the Company has no plan, agreement or arrangement for the issuance of any shares of common stock in connection with any such transaction or contractual commitment.

If the amendment and restatement of the Company’s certificate of incorporation is approved, the Company’s Board of Directors generally may issue such additional authorized shares of the Company’s common stock without further stockholder approval in return for such consideration in money, property, or other things of value as the Board of Directors, in its discretion, shall determine. In some instances, stockholder approval for the issuance of additional shares may be required by law or by the requirements of the NYSE, on which the Company’s common stock is now listed, or the obtaining of such approvals may be otherwise necessary or desirable. In particular, the NYSE requires stockholder approval for acquisition transactions where the issuance could increase the number of shares outstanding by 20% or more and for an increase in shares reserved for issuance under equity compensation plans for the Company’s employees. In such cases, further stockholder authorization will be solicited.

The Company’s Board of Directors has not proposed the increase in the amount of authorized shares with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company.

In order to effect the increase in the number of authorized shares of common stock from 540,000,000 to 1,250,000,000, the Company’s certificate of incorporation will be amended and restated as set forth in the form attached as Exhibit B to this proxy statement (the “Amended and Restated Certificate of Incorporation”). The increase in the authorized common stock is reflected in the FOURTH article of the Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation also effects various changes to clarify language and make other technical corrections and non-substantive modifications.

TRANSACTIONS WITH RELATED PERSONS

During 2009, the Company entered into a customary commodity hedging transaction with Morgan Stanley, which beneficially owned more than 5% of the Company’s common stock as of December 31, 2008 based on its filing of a Schedule 13G with the SEC under the Securities Exchange Act of 1934, in February 2009. In February 2010, Morgan Stanley amended its Schedule 13G and stated that it no longer beneficially owned more than 5% of the Company’s common stock as of December 31, 2009.

On December 12, 2006, the Board of Directors adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. Pursuant to the policy, the Board has determined that the Audit Committee of the Board is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, management will recommend transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee will approve or disapprove such transactions. At each subsequently scheduled meeting, management will update the Committee as to any material change to those proposed transactions. In the event management recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management shall cancel or annul such transaction. The transaction with Morgan Stanley was approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements with the exception of Harold M. Korell, the Company’s Executive Chairman, who failed to file a Form 4 in May 2009 with respect to the sale of 25,000 shares of common stock beneficially owned by him through a family limited partnership. The May 2009 stock sale by the family limited partnership was ultimately reported on a Form 5 which was timely filed by Mr. Korell.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons were known by the Company to beneficially own more than 5% of the Company’s common stock as of December 31, 2009 based on their filing of a Schedule 13G with the SEC under the Securities Exchange Act of 1934:

		Amount
		and Nature of		Percent
	Name and Address of	Beneficial		of
Title of Class	Beneficial Owner	Ownership		Class

Common Stock	FMR LLC and Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	36,370,016	(1)	10.533%
Common Stock	Black Rock Inc. 40 East 52nd Street New York, New York 10022	27,296,795	(2)	7.91%

(1)	The Schedule 13G filed by FMR LLC and Mr. Johnson stated the following: (i) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 33,608,735 shares or 9.733% as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 33,608,735 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees; (ii) Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 4,644 shares, or 0.001%, beneficially owned through Strategic Advisers, Inc.; Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 656,840 shares or 0.190% as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 656,840 shares and sole power to vote or to direct the voting of 656,840 shares owned by the institutional accounts or funds advised by PGALLC as reported above; (iii) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 933,827 shares or 0.270% as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 933,827 shares and sole power to vote or to direct the voting of 830,227 shares owned by the institutional accounts managed by PGATC as reported above; (iv) FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 1,165,970 shares or 0.338%. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals; (v) FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC is making this filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis; and (vi) FIL has sole dispositive power over 1,165,970 shares owned by the International Funds. FIL has sole power to vote or direct the voting of 1,053,820 shares and no power to vote or direct the voting of 112,150 shares held by the International Funds as reported above.

(2)	The Schedule 13G filed by Black Rock, Inc. stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, 27,296,795 shares.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of March 19, 2010 with respect to the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers or NEOs, and by all directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership
					Total Number of
	Shares	Shares	Restricted Stock		Shares of
	Owned	Owned	Outstanding	Options	Common	Percent of
Name of Beneficial Owner	Directly	401(k)	(Voting Power)	Exercisable	Stock	Class

Named Executive Officers:
Harold M. Korell	2,088,274	—	42,728	2,374,035	4,505,037	1.29%
Steven L. Mueller	12,482	—	68,088	21,653	102,223	*
Greg D. Kerley	968,810 (1)	25,206	27,288	747,791	1,769,095 (1)	*
Mark K. Boling	350,140	—	18,640	121,754	490,534	*
Gene A. Hammons	16,912	—	16,083	42,649	75,644	*
Directors and Nominees:
Lewis E. Epley, Jr.	89,641	—	4,410	223,016	317,067	*
Robert L. Howard	147,100	—	4,410	95,016	246,526	*
Vello A. Kuuskraa	44,180	—	4,410	95,016	143,606	*
Kenneth R. Mourton	336,180 (2)	—	4,410	159,016	499,606 (2)	*
Charles E. Scharlau	1,049,172	—	4,410	273,256	1,326,838	*
All directors, nominees and executive officers as a group (19 persons)	5,812,894	93,075	265,032	4,384,383	10,555,384	3.01%

*	Less than one percent of class.

(1)	Includes 89,950 shares beneficially owned by Mr. Kerley that have been pledged as security.

(2)	Includes 334,595 shares beneficially owned by Mr. Mourton that have been pledged as security.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2009, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

	(a)	(b)	(c)
	Number of Shares
	to be Issued Upon	Weighted-Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders(1)	5,469,937	$11.92	11,708,270
Equity compensation plans not approved by stockholders(2)	179,296	1.49	—

Total	5,649,233	$11.59	11,708,270

(1)	Consists of the Southwestern Energy Company 2000 Stock Incentive Plan, and the Southwestern Energy Company 2004 Stock Incentive Plan. Shares remaining available for issuance may be issued under the Southwestern Energy Company 2004 Stock Incentive Plan, which plan provides for grants and awards in the form of stock options, shares of restricted stock, and restricted stock units.

(2)	Consists of the Southwestern Energy Company 2002 Employee Stock Incentive Plan and equity compensation that was issued to non-executive officers and new employees upon hiring. Grants generally mirrored the 2000 Stock Incentive Plan, but were issued separate and apart from this plan.

OUR COMPENSATION POLICIES AND PRACTICES
AS RELATED TO OUR RISK MANAGEMENT

Since 1999, our management has been guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our compensation policies and practices. Our compensation policies and practices for our employees are designed to enhance our business by encouraging innovation and new ideas that will create value for every dollar we invest. As an exploration and production company that is focused on organic growth achieved through our own drilling programs, there is a certain level of risk involved in all aspects of our operations, but our compensation is structured to ensure that levels of risk taken by our employees are appropriate.

Total compensation for our employees is structured similarly to that for our NEOs and consists of cash compensation in the form of a base salary and a performance-based annual bonus under our Incentive Compensation Plan; equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan; long-term cash incentive compensation under our Performance Unit Plan; and retirement, health and welfare benefits. However, unlike our NEOs and senior management, for whom incentive compensation is the substantial part of their total compensation, the compensation for most of our employees is weighted towards salary and annual cash bonus. Our hourly employees participate in an annual bonus pool pursuant to which awards are given based upon individual performance as assessed by management, while our salaried employees receive annual cash incentives under our Incentive Compensation Plan based largely upon the achievement of specific performance objectives of the business team and the Company.

The performance objectives under the plan established by our Board of Directors are based upon measures that are designed to control our costs, increase our productivity and efficiency and reduce our overall risk. In connection with the establishment of the annual performance objectives for each business team, we assess whether there have been any changes or if changes are anticipated in the near term that affect our risk profile and, as needed, revise our measures to address any such changes. Although the performance objectives differ for our various business teams, when taken together, all of our performance objectives are intended to address the principal factors that we believe will affect the Company’s overall performance. Effective for fiscal year 2010, the performance objectives under our Incentive Compensation Plan for all of our officers of our operating subsidiaries at the level of senior vice president or higher were changed to align with our overall corporate objectives. This change decreases the impact of our compensation policies and practices on risk management as the short-term cash incentive compensation for these executives is no longer directly tied to the performance of the business teams for which they have direct responsibility.

We also provide additional incentive compensation to most of our salaried employees and to our senior management under our 2004 Stock Incentive Plan and our Performance Unit Plan. These long-term incentives are designed to align an employee’s compensation with the value created for stockholders and, because they vest over time periods of three to four years, provide an incentive for achieving our long-term performance objectives.

Since the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation program may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration through the use of annual and multi-year incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable without inappropriate risk-taking. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our compensation programs are designed and administered with the objectives of attracting, motivating and retaining the experienced and skilled professionals we need to grow our business and create value for our stockholders. The guiding principles of our executive compensation programs are:

Compensation is related to the value created for stockholders.  We believe that a significant portion of an employee’s compensation should relate to the value created for stockholders and be directly tied to the achievement of financial and non-financial performance goals and objectives and the executive’s contribution to such achievement. When we surpass the targeted objectives, our employees should be paid more, and when we fail to achieve one or more key objectives, incentive compensation will be adjusted accordingly, at the Compensation Committee’s discretion.

Incentive compensation is a substantial part of total compensation for senior management and balances short- and long-term performance.  We believe that the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) should increase as the scope and level of the employee’s decision-making responsibilities increase. The design of our incentive compensation program is intended to balance the focus of management on achieving strong annual results while also pursuing significant multi-year growth by achieving aggressive and challenging goals. Participation in the long-term incentive programs increases at higher levels of responsibility to reflect the influence that employees occupying leadership roles have on our business strategy. The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders and provides an incentive for achieving our long-term performance objectives.

Compensation levels are not merely competitive but reflect the complexity of our rapidly growing business and the challenges of retaining executive talent in a climate of high demand.  As a rapidly growing mid-sized independent energy company, we strive to retain our executive talent by targeting total executive compensation between the 50th and 75th percentiles of compensation for comparable positions within a select group of mid-sized public, independent energy peer companies similar to us in terms of the complexity of their operations that compete with us for executives. Targeted total executive compensation also reflects the maturity of the executive and the value of his or her expertise in the pursuit of our short- and long-term objectives.

Factors Considered in Determining NEO Total Compensation

Each year the Compensation Committee engages an independent executive compensation consulting firm to provide comparative market data of compensation practices and programs based on analysis of peer competitors, which we refer to collectively as “Survey Data,” and the Compensation Committee directs our Corporate Affairs staff to conduct certain internal compensation analyses. Since 2002, the Compensation Committee has retained Ernst & Young, LLP (“E&Y”) as its independent compensation consultant to advise it on all matters related to compensation of our senior management, including our principal executive officer, our CEO and our principal financial officer, the Executive Vice President and Chief Financial Officer (“EVP & CFO” or “CFO”). In 2009, in addition to our CEO and CFO, the executives named in the Summary Compensation Table and referred to collectively as our Named Executive Officers, or NEOs, include our Executive Chairman of the Board (who was our Chief Executive Officer until May 19, 2009), Executive Vice President and General Counsel (“EVP & General Counsel” or “General Counsel”) and the President of our marketing and gathering subsidiary group (“President-Midstream”). The analyses performed by us and E&Y include a peer group analysis, an analysis of all components of the NEOs’ compensation, an internal pay equity analysis and, with respect to long-term equity incentives, a wealth accumulation analysis. In addition, the Compensation Committee requires E&Y to provide an objective opinion of the appropriateness of the mix of compensation and the total executive compensation levels relative to our executives’ responsibilities.

At a meeting generally held in early December, which we refer to as the “December Compensation Meeting,” the Compensation Committee reviews the compensation of the NEOs and other members of our senior management and makes its compensation determinations for the upcoming fiscal performance cycle at that time. The Compensation Committee bases its decisions on the Survey Data provided by E&Y as well as its assessment of each executive’s level of experience, tenure, position and responsibilities and the appropriate competitive pressures for his or her expertise and skills within the industry. The Compensation Committee balances the scope of the responsibilities and experience of the executive against the competitive compensation levels. With respect to compensation determinations for the NEOs other than the CEO, the Compensation Committee also takes into account the recommendations of the CEO based on his evaluation of each individual’s contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Compensation Committee and CEO jointly discuss the CEO’s proposed compensation package as well. Although post-retirement benefits for our NEOs, with the exception of a Supplemental Retirement Plan and a Non-Qualified Plan (each discussed below under “Pension and Other Retirement Plans”), are provided on the same basis as for other employees and are not taken into consideration in the determination of total compensation, the Compensation Committee also reviews those benefits as well as any perquisites paid to the NEOs at the December Compensation Meeting. Certain aspects of the compensation for our Executive Chairman were determined in August 2009 when we entered into a retirement agreement with him that allowed for the smooth transitioning of the CEO functions. In connection with the negotiation of the retirement agreement, in July 2009, the Board of Directors retained E&Y to conduct a compensation review for the role of executive chairman as compared with the same role at other energy companies. Under the retirement agreement, among other things, our Executive Chairman agreed that the stock-related components of his long-term incentive compensation for 2010 would be awarded based on his continuing role as a director and that he would receive no awards under our Performance Unit Plan, or the PUP Plan. Our Executive Chairman’s compensation was not reviewed at the December Compensation Meeting in 2009 as there were no changes made from the prior compensation determinations.

Peer Group Analysis.  We target total compensation for our NEOs between the 50th and 75th percentiles of compensation for a select group of companies that are comparable to us in terms of size, complexity and industry, or the Peer Group. The Peer Group is selected by the Compensation Committee with the assistance of E&Y based on a number of factors, including, but not limited to, types of operations, total revenues, market capitalization and number of employees. The Peer Group is utilized to benchmark each component of compensation as well as total compensation for our NEOs, senior management and the Board of Directors and, to the extent applicable, for determinations of awards and performance targets under our compensation plans. The Peer Group utilized for 2009 compensation purposes was determined in December 2008 and was comprised of the following companies: Cabot Oil & Gas Corp., Chesapeake Energy Corp., Cimarex Energy, Denbury Resources, EOG Resources, Inc., Forest Oil Corporation, Newfield Exploration Co., Noble Energy, Inc., Pioneer Natural Resources Co., Range Resources, Inc., Sandridge Energy, St. Mary Land & Exploration Co., Ultra Petroleum Corporation and XTO Energy Inc., collectively, the “2009 Peer Group.” The Peer Group utilized for 2010 was the same as for 2009, except in the case of the compensation review conducted in July 2009 for our Executive Chairman, for whom the peer group consisted of the following companies who also employed an executive chairman: Amerigas Partners, Apache, Biofuel Energy, BPC Resources, Encore Acquisition, Gulfport Energy, Oilsands Quest, Patterson UTI Energy, Quicksilver Resources, RPC and Uranium Resources; as applicable, these peer groups are referred to herein as the “2010 Peer Group.” The Compensation Committee approved the annual base salaries and incentive award levels for the NEOs for 2009 and 2010 at meetings held on December 11, 2008 and December 13, 2009, respectively. The 2009 actual cash incentive awards for the NEOs were approved by the Compensation Committee on February 23, 2010.

Components of Compensation.  The Compensation Committee reviews tally sheets prepared by our Corporate Affairs staff in order to determine whether the level of total compensation for our CEO and the other NEOs is reasonable. The tally sheets set forth the aggregate amounts and mix of all components including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan, and the actual projected payout obligations under the Company’s supplemental executive retirement plan under several potential severance and change-in-control scenarios.

Internal Pay Equity.  The Compensation Committee monitors the relationship between the compensation of our executives and the compensation of our non-managerial employees. In addition to considering external market conditions and individual factors when establishing total executive compensation levels, the Compensation Committee views a ten-year historical comparison of the total compensation levels (including salary, cash bonus, long-term incentives and other items of compensation) within our Company between our CEO, our CFO and certain lower paid employees.

Accumulated Wealth Analysis.  The Compensation Committee recognizes that past equity grants may have limited ongoing retention value for executives and that retention value is a key attribute of current equity grants. Nonetheless, the Compensation Committee reviews a summary of the future wealth potential of a NEO’s prior awards under our stock incentive plans prior to determining long-term equity incentive compensation for that executive. We conduct the analysis utilizing three stock price scenarios to calculate the pre-tax value of the holdings. The Compensation Committee is also provided with summary information regarding each NEO’s stock ownership position and exercise and hold behavior.

Tax Deductibility of Compensation Payments.  Section 162(m) of the Internal Revenue Code could potentially limit our ability to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the Summary Compensation Table. In recent years, the Compensation Committee’s need for flexibility in designing effective compensation plans to meet our objectives and respond quickly to marketplace needs has typically outweighed our need to maximize the deductibility of compensation payments. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government-mandated policies, it will not do so unless it feels that such changes are in our best interests and those of our stockholders.

Total Compensation and Allocation Among Components

We do not have employment agreements with any of the NEOs and the Compensation Committee of our Board of Directors reviews and determines compensation for the NEOs on an annual basis. The Compensation Committee believes that total compensation for our NEOs should consist of:

(i) cash compensation in the form of a base salary and a performance-based annual bonus payable under the Southwestern Energy Company Incentive Compensation Plan, as amended (the “Incentive Plan” or “ICP”), which we collectively refer to as “total cash compensation”;

(ii) equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan, (the “Stock Plan”);

(iii) cash incentive compensation under our 2002 Performance Unit Plan, as amended (the “PUP Plan”), which is designed to compensate our NEOs and employees for achieving our long-term performance objectives;

(iv) retirement, health and welfare benefits; and

(v) perquisites and perquisite allowance payments.

Total compensation for each NEO is targeted in the range of the 50th and 75th percentiles of total compensation paid to comparably ranked executives in the Peer Group (based on total compensation as set forth in the proxy statements of such companies). Total compensation is determined by evaluating the analysis conducted by, and recommendations of, E&Y, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills and the extent of his decision-making responsibilities and, to the extent applicable, our CEO’s recommendations. Consistent with our compensation philosophy that incentive compensation should be the substantial part of total compensation for senior management and balance short- and long-term performance, generally no more than 30% of each executive’s compensation package is salary and the remainder is at risk and contingent upon company and individual performance. Pursuant to the terms of the retirement agreement we entered into with our Executive Chairman in August 2009, the stock-related components of his long-term incentive compensation for 2010 were awarded based on his continuing role as a director and he received no awards under the PUP Plan. As a result of these changes, his salary is approximately 33% of his 2010 compensation package.

Utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the total cash payout earned in 2009 on the performance units granted in 2006, the total compensation for 2009 of the NEOs is as set forth in the Summary Compensation Table. In the case of each of the NEOs, 2009 total compensation was above the target level that could be earned based on the Compensation Committee’s targeted compensation for each position under the relevant performance objectives. Consistent with the Company’s compensation philosophy, total compensation for each of the NEOs placed them above the median of competitive total compensation for comparable positions in the 2009 Peer Group.

Utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value for performance units, the Compensation Committee established targeted total compensation for 2010 for each of the other NEOs between the 50th and 75th percentile of competitive total compensation for comparably ranked positions in the 2010 Peer Group as follows:

2010
Targeted Total
Compensation

Executive Chairman	$1,818,437
President & CEO	$5,880,635
EVP & CFO	$2,471,614
EVP & General Counsel	$1,840,909
President-Midstream	$1,646,785

The Compensation Committee’s determination of targeted total compensation for 2010 for the NEOs reflects the variations in the results of the 2010 Peer Group for the positions benchmarked as well as the compensation philosophies with respect to the individual executive officers. For 2010, the difference in our CEO’s compensation as compared to the other NEOs reflects the Compensation Committee’s assessment of his increased responsibilities and his individual performance as well as his business impact and perceived retention value. For the other NEOs, targeted total compensation reflects the weighting of a number of factors as they related to each individual’s circumstances, including size of salary and bonus opportunity in prior years, the relative weighting between long-term equity and cash compensation, the individual’s tenure in his position and performance, the scope and business impact of his position and his retention value, except for our Executive Chairman, whose total targeted compensation reflects the level of compensation established for him based on the peer group analysis conducted in July 2009, including long-term incentive compensation identical to those awarded to our other directors for 2010. The following are the percentiles of the 2010 Peer Group at which the targeted total compensation for our NEOs were set based on comparable positions: our Executive Chairman, 52nd percentile, our CEO, 59th percentile; our EVP & CFO, the 75th percentile; our EVP & General Counsel, 65th percentile; and our President-Midstream, 64th percentile.

Total Cash Compensation

Total cash compensation for each NEO is targeted in the range of the 50th and 75th percentiles of total cash compensation paid to comparable executives in the Peer Group and determined by evaluating the analysis conducted by, and recommendations of, E&Y, the Compensation Committee’s assessment of the NEO’s overall performance, the short-term strategic value of his expertise and skills and the extent of his decision-making responsibilities and, to the extent applicable, our CEO’s recommendations.

Base Salary.  In establishing the base salaries for our NEOs, the Compensation Committee examines the Peer Group analysis prepared by E&Y in order to determine whether base pay, together with total compensation, is competitive with compensation offered by the Peer Group. In addition to the Peer Group analysis, base salaries are determined based upon consideration of each executive’s performance, responsibilities, qualifications, experience and skills. The Compensation Committee recognizes that changes in base salary affect other elements of compensation including: (i) awards under the Incentive Compensation Plan, (ii) pension benefits, (iii) company matching portions of 401(k) and non-qualified plan contributions and (iv) life insurance and disability benefits. As such, adjustments to base salary are only made after consideration of the impact to the executive’s entire package.

At the December Compensation Meeting in 2008, the Compensation Committee increased the 2009 salaries of our NEOs as shown in the Summary Compensation Table after consideration of a number of factors, including, but not limited to the results of the analysis conducted by E&Y with respect to the base salary paid at the 50th and 75th percentiles to comparable positions of the 2009 Peer Group, the objective recommendations of E&Y based on Survey Data, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills to us and the extent of his decision-making responsibilities as well as our CEO’s recommendations. On July 16, 2009, our Executive Chairman’s salary was decreased from $725,000 to $600,000 based on a compensation review conducted by E&Y and the Compensation Committee approved an increase in the 2009 base salary for our CEO from $480,000 to $600,000 in connection with his promotion from President and Chief Operating Officer. With respect to 2010 base salaries, other than in the case of our Executive Chairman whose salary was unchanged, the Compensation Committee utilized the same decision-making criteria at the December Compensation Meeting in 2009, establishing the following 2010 base salaries for our NEOs:

2010
Base Salary

Executive Chairman	$600,000
President & CEO	$720,000
EVP & CFO	$460,000
EVP & General Counsel	$385,000
President — Midstream	$320,000

Incentive Plan.  Our Incentive Plan is designed to encourage the achievement of annual (short-term) performance goals by our executives and managers. These goals are designed to increase stockholder value, are determined at the beginning of each annual performance cycle and may be based on (1) production targets, (2) a defined reserve replacement ratio, (3) targeted PVI (which we define as present value added for each dollar of capital invested) on a project or aggregate basis, (4) a targeted return on equity, (5) goals for production, expenses and reserve additions and (6) operational goals in our midstream services business segment, or Midstream. The applicability of each of these criteria in determining awards to any particular executive depends on the Compensation Committee’s assessment of the responsibilities of that executive. The Compensation Committee has selected these criteria because they are important indicators of increased stockholder value. The Company sets aggressive performance targets for these criteria and therefore does not publicly disclose the specific objectives. Disclosing specific objectives would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm.

Although awards under the ICP may be made in cash, restricted shares of common stock, or a combination of cash and restricted shares of common stock, for the last eleven years, the Compensation Committee has determined that all awards under the Incentive Plan would be made in cash. Determinations of the target award levels for each fiscal year are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with our budget process and the culmination of the performance review process. The performance goals for each fiscal performance cycle under the Incentive Plan are determined once the assessment as to whether the performance objectives have been attained for the prior fiscal performance cycle have been made by the Compensation Committee at a meeting held in February (the “February Compensation Meeting”). The bonus opportunities under the Incentive Plan vary based on each executive’s level of responsibility. A portion of each incentive award is based upon the achievement of the executive’s pre-established corporate organizational performance objectives.

During 2009, the corporate performance objectives for our Executive Chairman, CEO, CFO and General Counsel related to (1) production, (2) reserve replacement, (3) PVI and (4) return on equity versus a targeted level. These factors were weighted 27.5%, 27.5%, 30% and 15%, respectively, with a proportionate award opportunity for each performance goal that is met at the pre-established levels. For our CEO, (i) in his former capacity as our President and Chief Operating Officer from January 1, 2009 through May 19, 2009, 75% of his performance objectives specifically related to our E&P business and included (1) production, (2) reserve replacement, (3) PVI, (4) controlling expenses (operating and maintenance, or O&M, and direct general and administrative, or G&A, expenses per Mcf) and (5) two components of health, safety and environmental performance (“HS&E”), which were weighted 30%, 30%, 30%, 5% and 5%, respectively, while the remaining 25% was based upon the overall corporate goals as discussed above for our Executive Chairman, CFO and General Counsel and (ii) for the remainder of 2009, 100% was based upon the overall corporate performance objectives. For our President-Midstream, his performance goals for 2009 specifically related to the performance of midstream operations and included (1) net operating income, 25%, (2) controlling the amount of capital expended for pipe installed by DeSoto Gathering Company, LLC (“DeSoto Capital”), 20%, (3) controlling G&A expenses and O&M per Mcfe, 20%, (4) maximizing gathering volumes in the Fayetteville Shale area (“DeSoto Gathered Volumes”), 15%, (5) fuel, lost and unaccounted for gas-DeSoto (“DeSoto FL&U”), 15% and (6) two components of HS&E, each weighted at 2.5%.

For 2010, our President-Midstream’s performance objectives were also changed to the overall corporate performance objectives under the Incentive Plan and the weighting of those measures for him is the same as for our Executive Chairman, CEO, CFO and General Counsel, which remained the same as in 2009 and were as follows: (1) production weighted at 27.5%, (2) reserve replacement weighted at 27.5%, (3) PVI weighted at 30% and (4) return on equity versus a targeted level weighted 15%.

Each participant in the Incentive Compensation Plan is assigned minimum, target and maximum total award levels that are expressed as a percentage of his or her base salary. The target total award is typically benchmarked at the median for cash incentive bonuses of the Peer Group based on the relevant positions. The minimum total target award typically represents one-half of that target while the maximum total award typically represents one and one-half times that target and assumes attainment of maximum performance objectives and the maximum discretionary amount.

If the actual level achieved for a specified corporate performance objective is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid. The remaining portion of each award is discretionary based on a subjective evaluation of the executive’s individual performance by the Compensation Committee. Due to the discretionary component, the total award at the minimum level can also reach the target level. Additionally, the Compensation Committee may also issue special awards outside of the ICP based upon an executive’s performance during the year that could result in a total bonus award above the maximum percentage. Minimum, target and maximum award levels are also subject to adjustment based on internal pay equity considerations among the NEO group and the particular value of an individual NEO to the Company.

The award levels for the NEOs were established at the December Compensation Meeting in 2008. The following table sets forth the minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2009 related to the attainment of corporate performance objectives for the NEOs as established by the Compensation Committee as a percentage of base salary:

2009 Annual Incentive Compensation Bonus Percentages

	Organizational Performance			Discretionary			Total
	Min.	Target	Max.	Min.	Target	Max.	Min.	Target	Max.
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Executive Chairman	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
President & CEO	45.0	90.0	170.0	105.0	60.0	55.0	150.0	150.0	225.0
EVP & CFO	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
EVP & General Counsel	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
President — Midstream	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5

At the February Meeting in 2010, the Compensation Committee awarded our NEOs the following bonuses under the ICP, based on the achievement of the applicable performance measures and the exercise of discretion by the Compensation Committee, as well as certain other bonuses outside of the ICP:

	ICP
	Performance	Discretionary	Total

Executive Chairman	$1,078,416	$460,584	$1,539,000
President & CEO	$750,830	$299,170	$1,050,000
EVP & CFO	$524,207	$222,793	$747,000
EVP & General Counsel	$425,167	$178,833	$604,000
President — Midstream	$382,521	$143,479	$526,000

In 2009, with respect to the ICP performance measures for our Executive Chairman, EVP & CFO and General Counsel, the PVI and reserve replacement performance measures were at the maximum performance objectives and production and return on equity were between target and maximum performance levels. For our CEO, his corporate performance measures were the same as our Executive Chairman, EVP & CFO and General Counsel and all of his E&P measures exceeded maximum performance objectives, with the exception of production, which was between target and maximum performance levels. For our President-Midstream, (i) one component of HS&E, net operating income, DeSoto Capital and G&A and O&M per Mcfe were at maximum levels and (ii) DeSoto Gathered Volumes, DeSoto FL&U and the other component of HS&E were between target and maximum levels. The amounts set forth in the table under “ICP Performance” reflect the amounts earned by the NEOs based on the achievement of the 2009 performance objectives.

In making its determination with respect to discretionary awards under the Incentive Compensation Plan, the Compensation Committee considered management’s accomplishments for the year, which included maintaining the strength of the Company’s balance sheet in a very difficult commodity price environment, the further building of the Midstream pipelines and related facilities and continuing to significantly strengthen the geological, engineering and operations capability for aggressively developing the Fayetteville Shale project. Based on the Compensation Committee’s recognition of the significant and successful efforts of management in building a solid foundation for the future growth and profitability of the Company and in continuing to achieve record levels of production, reserves and cash flow, the Compensation Committee evaluated the ICP calculations based on organizational performance and provided maximum discretionary awards to each of the NEOs as set forth above. The total ICP awards for NEOs were at or near maximum levels that could be achieved at the Board’s discretion based on the applicable organizational performance component.

At the December Compensation Meeting in 2009, the Compensation Committee established the following minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2010 related to the attainment of corporate performance objectives for the NEOs as a percentage of base salary:

2010 Annual Incentive Compensation Bonus Percentages

	Organizational Performance			Discretionary			Total
	Min.	Target	Max.	Min.	Target	Max.	Min.	Target	Max.
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Executive Chairman	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
President & CEO	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
EVP & CFO	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
EVP & General Counsel	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
President — Midstream	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5

At the February meeting in 2010, after evaluating the Company’s performance relative to performance goals established for 2009, the Compensation Committee established the performance objectives for 2010. The 2010 performance targets take into consideration the anticipated economic recovery as well as the continued uncertainty and volatility in the natural gas commodity prices but are nonetheless designed to continue to motivate our NEOs to outperform relative to their peers at other companies. The Compensation Committee believes that, assuming external economic factors remain the same, the minimum performance levels should be achievable with some difficulty, while the target and maximum levels represent relatively more challenging degrees of difficulty.

Long-Term Incentives

The long-term incentives for the NEOs are awarded pursuant to two plans: (1) the Stock Plan and (2) the PUP Plan. Our long-term incentive program is designed to provide incentives for key employees to focus on the long-term strategic goals of our business and to attract and retain key employees through share ownership. In order to achieve these objectives, long-term incentives for each fiscal year are awarded at the December Compensation Meeting prior to the commencement of the fiscal year. Total long-term incentive compensation for the NEOs is calculated in a manner intended to ensure that targeted total compensation for our NEOs is between the 50th and 75th percentiles in the Peer Group based on the relevant positions. As previously stated, it is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance. The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. It is the Compensation Committee’s practice to determine the targeted total compensation and the targeted total cash compensation for each NEO and then to determine long-term incentive compensation based on the difference between the targeted total compensation and targeted total cash compensation. The Compensation Committee determines the overall dollar amount of the long-term incentives and then makes the allocations among the three award types: restricted stock, stock options and performance units. Based upon discussions with E&Y, long-term incentive compensation for the NEOs is allocated approximately on a one-third basis between restricted stock, stock options and performance units, with variations attributable to the valuation of the options using the Black-Scholes model and the restricted stock component being based on the grant date stock price. As discussed above, the long-term incentives granted to the NEOs for 2010 resulted in 2010 targeted total compensation for the NEOs that ranged from the 59th to the 75th percentiles of total compensation for comparable positions in the 2010 Peer Group.

Stock Plan and Officer Stock Ownership Guidelines.  Under the Stock Plan, the Compensation Committee may grant options to purchase common stock and award shares of restricted stock, restricted stock units and stock appreciation rights, each in such amounts as determined by the Compensation Committee. The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives and other managers with those of our stockholders because the value of such compensation is directly related to appreciation of our stock price. In December 2009, the Board of Directors adopted stock ownership requirements for our executives that require all officers at the senior vice president level and higher to achieve ownership of a number of “qualifying shares” with a market value equal to a multiple of the executive’s applicable base salary within the later of five (5) years after the adoption of the guidelines or three (3) years after first being designated as such an executive. “Qualifying shares” include stock purchased on the open market, stock obtained through stock option exercises, pursuant to the Company’s Employee Stock Purchase Plan or under the Company’s 401(k) Plan, restricted stock and restricted stock units, stock beneficially owned in a trust, by a spouse and/or minor children, and 25% of shares of stock that the executive has the right to acquire through the exercise of stock options (whether or not vested). The market value of the “qualifying shares” each executive is required to own or hold is as follows:

•	Chief Executive Officer: A multiple of four (4) times the executive’s base salary.

•	Executive Vice Presidents: A multiple of three (3) times the executive’s base salary.

•	Senior Vice Presidents: A multiple of two (2) times the executive’s base salary.

We have also implemented a policy that prohibits all employees, including the NEOs, their spouses and members of their household, from hedging the economic risk of ownership of our stock. Specifically, short selling and buying or selling puts, calls or options in respect of our securities are prohibited under our Business Conduct Guidelines. Our Business Conduct Guidelines also prohibit employees, including the NEOs, from engaging in transactions involving our securities when they are in possession of material, non-public information about us or during certain designated “black-out” periods. It is our policy not to issue stock options during “black-out” periods but it is generally our practice to issue options during such periods to newly hired employees and at the December Compensation Meeting, whether or not employees may be in possession of material, non-public information.

The determinations of our regular annual equity incentive awards are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with the culmination of our performance review process and the establishment of the other components of compensation for the upcoming fiscal year. At the December Compensation Meetings in 2008 and 2009, the Compensation Committee granted stock options and shares of restricted stock (including related tax gross-ups only in 2008) under the Stock Plan for fiscal years 2009 and 2010, respectively. Commencing with the December Compensation Meeting in 2009, the Company ceased providing tax gross-ups with respect to grants of restricted stock to the NEOs. All stock options given to the NEOs in 2008 and 2009 had an exercise price based on the “fair market value” (as defined in the Stock Plan) of our common stock on the date prior to the applicable date of grant, had terms of seven years commencing from the grant date and vest over a period of three years from the grant date. All shares of restricted stock given to the NEOs for fiscal years 2009 and 2010 vest over a four-year period from the date of grant. The unvested stock options and restricted stock awards are forfeited upon termination of employment other than a change in control (discussed more fully below), or a termination of employment due to death, disability or retirement at age 65 with at least five (5) years of service with us.

Performance Unit Plan.  Our Performance Unit Plan is used to provide long-term cash incentives for our executives and certain employees. The Performance Unit Plan is designed to insure that our long-term strategy is competitive with our peers and that our executives are rewarded with cash for actual long-term performance and not just stock price appreciation. The Plan also complements the equity-based compensation awarded under the Stock Plan by providing additional awards for enhancing our long-term value and mitigating the effect of stockholder dilution. The determinations of performance unit awards are made at the December Compensation Meeting prior to the beginning of the fiscal year in order to coincide with the culmination of our performance review process and the establishment of the other components of compensation for the upcoming fiscal year. Because the Performance Unit Plan is tied to operating performance success metrics over a three-year period, it also provides a supplementary long-term retention component. Actual payout occurs more than three years after the awards are given and is determined by the attainment of certain threshold, target and maximum performance objectives, which pay $500 per unit at the threshold level, $1,000 per unit at the target level and $2,000 per unit at the maximum level, at the end of the three-year period. Performance objectives are calculated weighing three-year total stockholder return versus the Peer Group at the time of the award and a performance measure known as a “reserve replacement efficiency ratio” (determined by dividing pre-tax operating cash flow by finding and development costs) versus the target and the Peer Group at the time of the award. The assessment as to whether the performance objectives have been attained for the performance units awarded in any given fiscal year are made by the Compensation Committee when the Peer Group results are finalized, approximately three years following the year in which the award was made. At the December Compensation Meetings in 2008 and 2009, the Compensation Committee granted performance units to the NEOs for fiscal years 2009 and 2010, respectively, except in the case of our Executive Chairman, who did not receive any performance units for fiscal year 2010. In March 2010, the Compensation Committee calculated the amounts payable to the NEOs under performance units relating to the three-year period ended December 31, 2009 and authorized the payment of the following amounts: $1,800,000 for our Executive Chairman; $700,000 for our CFO; $534,000 for our EVP & General Counsel; and $384,000 for our President-Midstream. Our CEO did not receive a PUP payment because he did not have any performance units for this three-year period having only joined the Company in June 2008.

Total Long-Term Incentives.  The total long-term incentive compensation for the NEOs is typically compared to information provided regarding total long-term incentive compensation at the 50th and 75th percentiles in the Peer Group based on the relevant positions. At the December Compensation Meeting in 2008, the Compensation Committee awarded total long-term incentive compensation to our NEOs for 2009, (utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units), as follows:

	2009 Total Long-Term Incentives
		Restricted
	Options	Stock	PUPs	Total

Executive Chairman(1)	$1,479,144	$1,365,755	$1,335,000	$4,179,899
CEO(1)	$748,482	$545,530	$533,000	$1,827,012
EVP & CFO	$498,515	$460,079	$450,000	$1,408,594
EVP & General Counsel	$369,194	$340,835	$333,000	$1,043,029
President — Midstream	$332,291	$306,559	$300,000	$938,850

(1)	At the time that the 2009 long-term incentives were determined in December 2008, our Executive Chairman was then our CEO and our CEO was then our President & COO.

At the December Compensation Meeting in 2009, the Compensation Committee awarded total long-term incentive compensation to our NEOs for 2010, (utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units), as follows:

	2010 Total Long-Term Incentives
		Restricted
	Options	Stock	PUPs	Total

Executive Chairman(1)	$86,570	$81,867	$0	$168,437
President & CEO	$1,318,668	$1,247,967	$1,334,000	$3,900,635
EVP & CFO	$478,104	$452,510	$483,000	$1,413,614
EVP & General Counsel	$329,667	$311,992	$333,000	$974,659
President — Midstream	$313,271	$296,514	$317,000	$926,785

(1)	Pursuant to the terms of the retirement agreement we entered into with our Executive Chairman in August 2009, the stock-related components of his long-term incentive compensation for 2010 were awarded based on his continuing role as a director and he received no awards under the PUP Plan.

Health, Welfare and Retirement Benefits

We have competitive health, welfare and retirement programs for our eligible employees. Our NEOs generally are eligible for the benefit programs on the same basis as all other employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their current occupation while disability coverage for all other employees applies only if they are unable to perform any occupation. In addition, monthly disability benefits for our officers are capped at $16,000, as opposed to $7,500 for all other employees.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

•	the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan;

•	a defined benefit plan, or the Pension Plan;

•	a supplemental retirement plan, or the SERP; and

•	a non-qualified deferred compensation plan, or the Non-Qualified Plan.

All employees are generally eligible for the 401(k) Plan and the Pension Plan and the NEOs participate in those plans on the same basis as other employees. The 401(k) Plan allows a participant to elect to contribute a percentage of their eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

The Internal Revenue Code, or the Code, limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2009 plan year, (i) a participant’s compensation in excess of $245,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $195,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 6.3% for our Executive Chairman and 3.7% for our CFO, who were both participants in the plan as of January 1, 1998. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan. Additional information about the Pension Plan is provided below following the Pension Plan Table.

The SERP allows certain employees at the level of vice president and above to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change in control arrangements between us and the NEOs. An executive’s benefits under the SERP do not vest until the executive has completed three years of service with us and the credit of the additional three years may be utilized to satisfy this requirement. At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The remuneration covered by the Pension Plan and the SERP includes wages and salaries but excludes incentive awards, bonuses and fees. Additional information about the SERP is provided below following the Pension Plan Table.

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Plan. The Non-Qualified Plan is not considered to be a “funded” plan under the rules of the Internal Revenue Service (“IRS”) as such participants are deemed to be our general creditors. All amounts deferred in the Non-Qualified Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds.

In August 2009, in order to effect a smooth transition of our CEO functions, we entered into a retirement agreement with our Executive Chairman that provides him with certain limited benefits following his retirement in exchange for his agreement to delay his retirement until March 31, 2010. Because our Executive Chairman had more than five years of service and was age 65 at the time of his retirement, all of his restricted stock and stock options vested and became exercisable as of his retirement date pursuant to the terms of our standard award agreements. Pursuant to the terms of our standard award agreements for options issued on or after December 7, 2005, all of our Executive Chairman’s options issued on or after December 7, 2005 will remain exercisable until their respective original expiration dates as set forth in the stock option agreements. Under the terms of the retirement agreement, all of our Executive Chairman’s options issued prior to December 7, 2005 will also remain exercisable until their respective original expiration dates. In addition, we have agreed under the retirement agreement to provide our Executive Chairman with fully equipped office space (which office space may be located at a location separate from our Houston headquarters), including computers, telephones, portable communication devices and secretarial and information technology support that are the same as or similar to what we provided as of the date of his retirement for a period of five (5) years following the retirement date. Pursuant to the retirement agreement, our Executive Chairman provided to the Company general releases with respect to claims arising out of his employment, or retirement from employment, with us.

Perquisites, Allowances and Other Benefits

The type and amount of perquisites for our NEOs is reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2009, the primary perquisites for our NEOs at or above the level of executive vice president (or the president level if the position is held at the subsidiary level) are the payment of dues for one social club designated by us (except in the case of our Executive Chairman who also has an additional membership to a separate social club), a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We pay the fees for one local social club (two in the case of our Executive Chairman) to provide our executives with a forum for business entertainment and for appropriate interaction with members of the business community. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of senior management to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. We also may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a Named Executive Officer, is reflected in “All Other Compensation” in the Summary Compensation Table.

Finally, we have also entered into indemnity agreements with our senior management, including the NEOs and certain key employees, where we have agreed to indemnify them against all liabilities and losses incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other matter involving them in their capacity as our officer, employee, trustee or agent (including a fiduciary) and to pay any amount which they are legally obligated to pay because of any claim or claims made against them because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement committed by them or occurring while they are acting in such capacity. Under the indemnity agreements, we have agreed to advance reasonable expenses subject to an undertaking that such advances will promptly be reimbursed if the employee is found not to have been entitled to indemnification. Subject to certain exceptions, for a period of time following termination of service (but in no event longer than four (4) years), we have also agreed to maintain the existing directors’ and officers’ insurance policies covering our executives for so long as they shall continue to serve as our director, officer, employee, trustee or agent (including a fiduciary) or as a director, officer, employee, trustee or agent (including a fiduciary) of any subsidiary (or shall continue at our request to serve as a director, officer, employee, trustee or agent (including a fiduciary) of another corporation, partnership, joint venture, trust or other enterprise).

Severance and Other Change in Control Benefits

We believe that our senior management and other key employees are the primary reason for our success and that it is important to protect them in the event their employment is terminated in connection with a change in control or they elect in certain circumstances to leave us following a change in control. Therefore, we have entered into a severance agreement with each of our NEOs that entitles them to receive a payment if within three years after a “change in control,” (i) the executive’s employment is terminated without “cause” or (ii) they voluntarily terminate employment with us for “good reason.” “Cause,” when used in connection with the termination of an executive’s employment, means (a) a willful and continued failure by the executive substantially to perform his duties and obligations to us (other than any such failure resulting from his disability) that continues after we have given notice thereof or (b) the willful engaging in misconduct which is materially injurious to us. For purposes of this definition, no act, or failure to act, on an executive’s part shall be considered “willful” unless done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in our best interests. “Good reason” includes (i) a reduction in the executive’s employment status or responsibilities, (ii) a reduction in the executive’s base salary, (iii) a change in the executive’s principal work location of more than 40 miles and (iv) certain adverse changes in our incentive or other benefit plans.

The severance agreements do not provide severance benefits outside the context of a change in control. The severance payment for each of the NEOs is equal to the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan and we have agreed to make additional payments to our NEOs for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits and perquisites from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death, or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer. As previously discussed under “Health, Welfare and Retirement Benefits” and “Perquisites, Allowances and Other Benefits,” each officer will also be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our various long-term incentive plans and option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our Incentive Compensation Plan also provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

For purposes of the severance agreements and our plans, a “change in control” includes (i) the acquisition by any person (other than, in certain cases, one of our employees) of 20% or more of our voting securities, (ii) approval by our stockholders of an agreement to merge or consolidate us with another corporation (other than certain corporations controlled by or under common control with us), (iii) certain changes in the composition of our Board of Directors, (iv) any change in control which would be required to be reported to the stockholders of the Company in a proxy statement and (v) a determination by a majority of the Board of Directors that there has been a “change in control” or that there will be a “change in control” upon the occurrence of certain specified events and such events occur.

To the extent applicable, it is intended that the severance agreements comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided under the severance agreements in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the NEO. If the Compensation Committee determines that the NEO is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or delayed commencement of any benefit under the severance agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable under the agreement in connection with the NEO’s termination of employment will be delayed and paid, with interest, in a single lump sum six months and one day thereafter (or if earlier, the date of the NEO’s death). Amounts payable under the severance agreement upon the NEO’s termination or severance of employment with us that constitute deferred compensation under Section 409A of the Code will not be paid prior to the NEO’s “separation from service” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under the severance agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code will be made or provided in accordance with the requirements of Section 409A of the Code.

The estimated amounts that would have been paid to our NEOs if the change in control payments described above had been triggered as of December 31, 2009 is disclosed under “Executive Compensation — Potential Payouts Upon Change in Control and Termination.”

Recoupment Policy Relating to Unearned Incentive Compensation

If the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by a NEO and certain other officers was a significant contributing factor to us having to restate all or a portion of our financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. To the extent permitted by applicable law, the Board will, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the officer after January 1, 2009, cause the cancellation of restricted or deferred stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement and (c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been materially lower than the amount actually awarded. In addition, the Board may dismiss the officer, authorize legal action, or take such other action to enforce the officer’s obligations to us as it may deem appropriate in view of all the facts surrounding the particular case.

Board Process

The Compensation Committee has reviewed the aggregate amounts and mix of all components of the CEO’s and the other NEOs’ compensation, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan and the actual projected payout obligations under the Company’s SERP under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios for the CEO and the other NEOs.

Based on the review process set out above, the Compensation Committee finds the CEO’s and other NEOs’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company for services in all capacities of the CEO, CFO and the next three highest paid executive officers of the Company and its subsidiaries during 2009.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Harold M. Korell	2009	672,916	460,584	81,867	86,570	2,878,416	141,739	499,624	4,821,716
Executive Chairman of the Board	2008	675,000	454,750	867,937	1,479,144	3,024,000	131,567	583,705	7,216,103
and Former Chief Executive Officer	2007	550,000	400,230	597,960	883,111	2,383,770	107,981	423,021	5,346,073
Steven L. Mueller	2009	530,000	299,170	1,247,967	1,318,668	750,830	32,303	45,120	4,224,058
President and Chief	2008	263,115	143,065	2,059,538	1,080,497	436,935	14,625	1,199,733	5,197,508
Executive Officer(1)	2007	—	—	—	—	—	—	—	—
Greg D. Kerley	2009	440,000	222,793	452,510	478,104	1,224,207	108,404	61,427	2,987,445
Executive Vice President	2008	420,000	210,000	292,380	498,515	1,273,125	87,229	215,497	2,996,746
and Chief Financial Officer	2007	335,000	149,339	332,140	490,642	990,661	66,374	255,151	2,619,307
Mark K. Boling	2009	370,000	178,833	311,992	329,667	959,167	30,104	41,204	2,220,967
Executive Vice President and	2008	350,000	160,000	216,601	369,194	964,375	27,189	173,525	2,260,884
General Counsel	2007	297,000	119,899	188,086	277,971	570,101	22,724	152,242	1,628,023
Gene A. Hammons	2009	300,000	143,479	296,514	313,271	766,521	21,148	29,179	1,870,112
President, Southwestern	2008	285,000	127,715	194,818	332,291	701,785	19,055	140,388	1,801,052
Midstream Services Company(2)	2007	250,000	87,907	132,638	196,345	152,093	16,006	102,044	937,033

(1)	Mr. Mueller joined Southwestern Energy Company as President and Chief Operating Officer on June 2, 2008. On May 19, 2009, Mr. Mueller was elected President and Chief Executive Officer by the Board of Directors. At the same time, Mr. Korell was appointed Executive Chairman of the Board of Directors.

(2)	Southwestern Midstream Services Company is a wholly-owned subsidiary of the Company.

(3)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the Incentive Compensation Plan based on the Compensation Committee’s evaluation of each officer’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan.”

(4)	The amounts relate to restricted stock and options awarded to each Named Executive Officer pursuant to the Stock Plan, as described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives — Stock Plan and Officer Stock Ownership Guidelines.” The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2009. Additional information regarding restricted stock and option awards made in 2009 can be found below in the table entitled “Grants of Plan-Based Awards.”

(5)	The amounts stated in this column represent, (a) the portion of the annual incentive compensation bonus based upon performance measures as discussed above, and (b) the total estimated payout earned during 2009 on the performance units awarded to each NEO in 2006 pursuant to the Performance Unit Plan. The PUP Plan is described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives — Performance Unit Plan.”

(6)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2008 through December 31, 2009 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Plan. The Pension Plan, the SERP and the Non-Qualified Plan are described in more detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Health, Welfare and Retirement Benefits.”

(7)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Plans, life insurance premiums, car allowance, financial and estate planning and, in the case of Mr. Korell, charitable contributions by the Company, including a contribution of $416,667 to the Colorado School of Mines. The charitable contribution to the Colorado School of Mines reflects the 2009 portion of a total $1.25 million charitable contribution to be made by the Company, payable in three equal annual installments, to commemorate Mr. Korell’s retirement as Chief Executive Officer of the Company, which Mr. Korell has matched. The amounts of charitable contributions included in Mr. Korell’s compensation for purposes of this table are pre-tax and do not reflect the Company’s anticipated tax benefit or the Company’s intent with respect to the contributions, which was not to provide additional compensation to Mr. Korell, who will derive no personal financial or tax benefit from the contributions. The items included in the column entitled “All Other Items,” consist of supplemental medical payments, social club fees, executive physical, the personal use of corporate aircraft, travel and entertainment, and other perquisites received in 2009, none of which individually exceed $10,000. The following table provides additional detail regarding the amounts in this column:

Incremental Cost of All Other Compensation Provided
To Named Executive Officers in 2009

	401(k) and			Financial
	Nonqualified	Life	Car	and Estate	Charitable
	Matching	Insurance	Allowance	Planning	Match	All Other	Total
Name	($)	($)	($)	($)	($)	Items	($)

Harold M. Korell	32,172	2,926	7,380	18,500	419,667	18,979	499,624
Steven L. Mueller	23,569	2,120	7,380	5,615	—	6,436	45,120
Greg D. Kerley	19,763	1,943	7,380	18,500	—	13,841	61,427
Mark K. Boling	16,613	1,634	7,380	2,130	—	13,447	41,204
Gene A. Hammons	13,472	1,325	7,380	—	—	7,002	29,179

Grants of Plan-Based Awards

The plan-based awards granted to each of the NEOs during the 2009 fiscal year is set out in the table below:

(a)	(b)		(c)	(d)	(e)			(f)	(g)	(h)	(i)	(j)	(k1)	(k2)	(l)
											All Other	All Other
											Stock	Option			Grant Date
											Awards:	Awards:	Exercise or		Fair Value
			Estimated Future Payouts Under Non-Equity					Estimated Future Payouts Under			Number of	Number of	Base Price	Closing	of Stock
			Incentive Plan Awards					Equity Incentive Plan Awards			Shares of	Securities	of Option	Market	and Option
	Grant		Threshold	Target	Maximum	Units		Threshold	Target	Maximum	Stock or	Underlying	Awards	Price on	Awards
Name	Date(1)		($)	($)	($)	(#)		(#)	(#)	(#)	Units	Options	($/sh)(2)	Grant Date	($)(3)

Harold M. Korell	—		—	—	—	—	(4)	—	—	—	—	—	—	—	—

	12/10/2009	(5)	—	—	—	—		—	—	—	2,010	—	—	—	81,867

	12/10/2009	(6)	—	—	—	—		—	—	—	—	3,960	40.73	42.04	86,570

	—	(7)	1,050,000	1,050,000	1,575,000	—		—	—	—	—	—	—	—	—

Steven L. Mueller	—		667,000	1,334,000	2,668,000	1,334	(4)	—	—	—	—	—	—	—	—

	12/10/2009	(5)	—	—	—	—		—	—	—	30,640	—	—	—	1,247,967

	12/10/2009	(6)	—	—	—	—		—	—	—	—	60,320	40.73	42.04	1,318,668

	—	(7)	1,260,000	1,260,000	1,890,000	—		—	—	—	—	—	—	—	—

Greg D. Kerley	—		241,500	483,000	966,000	483	(4)	—	—	—	—	—	—	—	—

	12/10/2009	(5)	—	—	—	—		—	—	—	11,110	—	—	—	452,510

	12/10/2009	(6)	—	—	—	—		—	—	—	—	21,870	40.73	42.04	478,104

	—	(7)	598,000	598,000	897,000	—		—	—	—	—	—	—	—	—

Mark K. Boling	—		166,500	333,000	666,000	333	(4)	—	—	—	—	—	—	—	—

	12/10/2009	(5)	—	—	—	—		—	—	—	7,660	—	—	—	311,992

	12/10/2009	(6)	—	—	—	—		—	—	—	—	15,080	40.73	42.04	329,667

	—	(7)	481,250	481,250	721,875	—		—	—	—	—	—	—	—	—

Gene A. Hammons	—		158,500	317,000	634,000	317	(4)	—	—	—	—	—	—	—	—

	12/10/2009	(5)	—	—	—	—		—	—	—	7,280	—	—	—	296,514

	12/10/2009	(6)	—	—	—	—		—	—	—	—	14,330	40.73	42.04	313,271

	—	(7)	400,000	400,000	600,000	—		—	—	—	—	—	—	—	—

(1)	As discussed in more detail below and (a) as discussed above under “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Long-Term Incentives,” on December 10, 2009, the Compensation Committee granted each NEO, other than the Executive Chairman, long-term incentives which were split between restricted stock, options, and performance units; and, (b) as discussed above under “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan,” short-term cash incentives through the Incentive Compensation Plan. The Executive Chairman received restricted stock and options equivalent to the amount of long-term incentives granted to the Outside Directors.

(2)	All stock options granted in 2009 have an exercise price equal to the “Fair Market Value” of the Company’s common stock on the date of grant. The “Fair Market Value,” as defined in the Stock Plan, is “the closing sale price on the immediately preceding business day of a share of common stock as reported on the principal securities exchange on which shares of common stock are then listed or admitted to trading.”

(3)	The dollar value stated for the restricted stock and options reflect the number of shares granted in 2009 multiplied by the fair market value in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2009.

(4)	The performance units were issued under the PUP Plan. Each performance unit has a threshold ($500/unit), target ($1,000/unit), and maximum ($2,000/unit) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2009 will vest ratably over a period of three years from the date of grant, and payout occurs at the end of the three-year period. Due to his pending retirement, Mr. Korell did not receive any PUP awards in 2009.

(5)	The amounts reflect the number of shares of restricted stock granted to each NEO under the Stock Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement, or a “change in control.”

(6)	The stock options were granted under the Stock Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(7)	Pursuant to the Incentive Compensation Plan, the Compensation Committee determined the annual target bonus level on each NEO for the 2010 fiscal year on December 10, 2009. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — Total Compensation and Allocation Among Components — Total Cash Compensation — Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2009 for each NEO is set out in the table below:

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market or
				Incentive Plan						Awards:	Payout
				Awards:						Number of	Value of
	Number of	Number of		Number of			Number of		Market	Unearned	Unearned
	Securities	Securities		Securities			Shares or		Value of	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of		Shares or	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Units of	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Stock That	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Have Not	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		Vested ($)(1)	(#)	($)

Harold M. Korell	352,439	—		—	0.93	12/14/2010	—		—	—	—
	187,014	—		—	1.21	12/20/2011	—		—	—	—
	690,192	—		—	1.43	12/11/2012	—		—	—	—
	451,598	—		—	2.64	12/10/2013	—		—	—	—
	277,776	—		—	6.23	12/9/2011	—		—	—	—
	116,286	—		—	17.75	12/8/2012	—		—	—	—
	122,000	—		—	20.34	12/11/2013	8,500	(2)	409,700	—	—
	52,653	26,327	(3)	—	27.18	12/13/2014	11,000	(4)	530,200	—	—
	31,263	62,527	(5)	—	30.68	12/11/2015	21,218	(6)	1,022,708	—	—
	—	3,960	(7)	—	40.73	12/10/2016	2,010	(8)	96,882	—	—
Steven L. Mueller	15,820	31,640	(5)	—	30.68	12/11/2015	8,475	(6)	408,495	—	—
	—	60,320	(7)	—	40.73	12/10/2016	30,640	(8)	1,476,848	—	—
	5,833	11,667	(9)	—	44.34	6/2/2015	28,973	(10)	1,396,499	—	—
Greg D. Kerley	155,984	—		—	0.93	12/14/2010	—		—	—	—
	152,076	—		—	1.43	12/11/2012	—		—	—	—
	216,718	—		—	2.64	12/10/2013	—		—	—	—
	102,656	—		—	6.23	12/9/2011	—		—	—	—
	41,785	—		—	17.75	12/8/2012	—		—	—	—
	38,783	—		—	20.34	12/11/2013	2,920	(2)	140,744	—	—
	29,253	14,627	(3)	—	27.18	12/13/2014	6,110	(4)	294,502	—	—
	10,536	21,074	(5)	—	30.68	12/11/2015	7,148	(6)	344,534	—	—
	—	21,870	(7)	—	40.73	12/10/2016	11,110	(8)	535,502	—	—
Mark K. Boling	14,174	—		—	2.64	12/10/2013	—		—	—	—
	16,064	—		—	6.23	12/9/2011	—		—	—	—
	33,860	—		—	17.75	12/8/2012	—		—	—	—
	33,280	—		—	20.34	12/11/2013	2,225	(2)	107,245	—	—
	16,573	8,287	(3)	—	27.18	12/13/2014	3,460	(4)	166,772	—	—
	7,803	15,607	(5)	—	30.68	12/11/2015	5,295	(6)	255,219	—	—
	—	15,080	(7)	—	40.73	12/10/2016	7,660	(8)	369,212	—	—
Gene A. Hammons	23,920	—		—	20.34	12/11/2013	1,600	(2)	77,120	—	—
	11,706	5,854	(3)	—	27.18	12/13/2014	2,440	(4)	117,608	—	—
	7,023	14,047	(5)	—	30.68	12/11/2015	4,763	(6)	229,577	—	—
	—	14,330	(7)	—	40.73	12/10/2016	7,280	(8)	350,896

(1)	The market value of the unvested shares was calculated using the New York Stock Exchange closing stock price on December 31, 2009, of $48.20 per share.

(2)	Restricted stock granted on December 11, 2006 under the Stock Plan vests at the rate of 25% per year, with vesting date of 12/11/2010, or immediately upon death, disability, normal retirement or a “change in control.”

(3)	Stock options granted on December 13, 2007 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting date of 12/13/2010, or immediately upon death, disability, normal retirement or a “change in control.”

(4)	Restricted stock granted on December 13, 2007 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/13/2010 and 12/13/2011, or immediately upon death, disability, normal retirement or a “change in control.”

(5)	Stock options granted on December 11, 2008 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/11/2010 and 12/11/2011, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	Restricted stock granted on December 11, 2008 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/11/2010, 12/11/2011 and 12/11/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(7)	Stock options granted on December 10, 2009 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/10/2010, 12/10/2011, and 12/10/2012, or immediately upon death, disability, normal retirement or a “change in control.”

(8)	Restricted stock granted on December 10, 2009 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 12/10/2010, 12/10/2011, 12/10/2012, and 12/10/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(9)	Stock options granted on June 2, 2008 under the Stock Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 6/2/2010 and 6/2/2011, or immediately upon death, disability, normal retirement or a “change in control.”

(10)	Restricted stock granted on June 2, 2008 under the Stock Plan vests at the rate of 25% per year, with vesting dates of 6/2/2010, 6/2/2011 and 6/2/2012, or immediately upon death, disability, normal retirement or a “change in control.”

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and the number of shares of restricted stock that vested during 2009 and the realized value thereon with respect to each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)(1)	($)(2)	(#)	($)(3)

Harold M. Korell	1,145,635	49,052,773	29,652	1,244,429
Steven L. Mueller	—	—	12,482	548,378
Greg D. Kerley	10,552	275,334	11,692	493,362
Mark K. Boling	—	—	8,105	340,826
Gene A. Hammons	27,100	635,360	16,912	702,632

(1)	Includes the following number of shares which were exercised and held by each NEO: 5,634 shares, Mr. Korell; and, 10,552 shares, Mr. Kerley.

(2)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(3)	Reflects the aggregate dollar value realized upon vesting of restricted stock based upon the closing price of the stock on the vesting date.

Pension Benefits

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Company sponsors the Southwestern Energy Company Pension Plan (the “Pension Plan”) and the SERP. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The purpose of the SERP is to provide employees with the pension benefits they would have received if the Pension Plan were not subject to certain IRS limitations. Executives do not earn or accrue above-market or preferential earnings on their accounts.

Benefits under the Pension Plan and the SERP are earned based upon (a) 1.5% of the compensation (as defined in the plans) earned multiplied by the number of years of credit service, frozen as of January 1, 1998, and (b) an additional monthly benefit equal to the amount provided by the cash balance provision of the Pension Plan as discussed in “Health, Welfare and Retirement Benefits.” Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. Participants in the SERP will receive credit for three additional years of service upon a change in control.

For purposes of determining benefits under the Pension Plan and the SERP, the employee’s base salary or wages are utilized. No bonus payments or other forms of compensation are factored in when determining benefits. Early retirement is available for employees who attain age 55 and have completed five years of service. However, since the accumulated benefits in the table above can be paid via a lump sum, the practical effect is that any employee who completes three years of service may leave the Company and take their pension benefit in a lump sum.

The following table sets forth the pension benefits for each of the NEOs as of December 31, 2009:

(a)	(b)	(c)	(d)	(e)
		Number of	Present Value
		Years	of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Harold M. Korell	Southwestern Energy Company Pension Plan	13	457,215	—
	Southwestern Energy Company Supplemental Retirement Plan	13	565,203	—
Steven L. Mueller	Southwestern Energy Company Pension Plan	2	23,233	—
	Southwestern Energy Company Supplemental Retirement Plan	2	23,695	—
Greg D. Kerley	Southwestern Energy Company Pension Plan	20	492,724	—
	Southwestern Energy Company Supplemental Retirement Plan	20	218,121	—
Mark K. Boling	Southwestern Energy Company Pension Plan	8	127,651	—
	Southwestern Energy Company Supplemental Retirement Plan	8	35,015	—
Gene A. Hammons	Southwestern Energy Company Pension Plan	5	65,971	—
	Southwestern Energy Company Supplemental Retirement Plan	5	8,269	—

(1)	The change in the actuarial present value of the NEO’s accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated utilizing a discount rate of 5.75% and the 1994 Group Annuity Mortality Tables.

Non-Qualified Deferred Compensation

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Southwestern Energy Company Non-Qualified Retirement Plan (the “Non-Qualified Plan”) was established to allow eligible employees to defer income and receive a match on the same basis as the 401(k) Plan. Participants in the Non-Qualified Plan may defer all or a portion of their annual salary or annual incentive payments. The Non-Qualified Plan is not considered to be a “funded” plan under IRS rules and as such, the participants are deemed to be general creditors of the Company.

Investment selections are requested by the participants and generally mirror the investment choices and timing of any investment changes as in the 401(k) Plan. No above-market or preferential earnings are paid on any of the balances. Withdrawals may only be made upon the participant’s termination, retirement, death or disability.

The following table sets forth information regarding the contributions, earnings and withdrawals/distributions during 2009 and the balance at year-end 2009 under the Non-Qualified Plan for each of the NEOs:

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End
Name	($)	($)(1)	($)	($)	($)

Harold M. Korell	122,352	19,397	1,380,150	—	4,095,886
Steven L. Mueller	15,713	12,544	4,309	—	34,542
Greg D. Kerley	13,175	8,738	1,009,978	—	2,563,797
Mark K. Boling	184,650	5,588	161,014	—	694,998
Gene A. Hammons	29,938	2,447	25,607	—	117,771

(1)	Amount included in Column “i” of the “Summary Compensation Table.”

Potential Payouts Upon Change in Control and Termination

Our NEOs are only entitled to severance or similar payments upon a termination of their employment in connection with a change in control. The following table sets forth the change in control payments that would have been made to our NEOs based on a hypothetical termination date of December 31, 2009 if a change in control had occurred as of such date.

	Total Potential Change-in-Control Payments
	Mr. Korell	Mr. Mueller	Mr. Kerley	Mr. Boling	Mr. Hammons

Base Salary	$1,794,000	$1,794,000	$1,315,600	$1,106,300	$897,000
ICP Bonus(1)	6,248,250	5,075,500	3,312,420	2,678,313	2,207,875
Health & Welfare Benefits	122,911	82,123	111,712	114,592	95,867
SERP Payout	749,464	87,225	297,206	92,604	64,291

Subtotal	8,914,625	7,038,848	5,036,938	3,991,809	3,265,033
Fair market value of accelerated long-term compensation	5,274,857	5,689,496	3,151,268	2,112,002	1,809,248
Tax gross-up	—	—	—	—	1,504,264

TOTAL	$14,189,482	$12,728,344	$8,188,206	$6,103,811	$6,578,545

(1)	Includes the current year discretionary portion of the ICP target bonus plus the portion of the ICP payable in the event the payment provisions of the Severance Agreement are triggered.

As discussed above in “Severance and Other Change in Control Benefits,” the Company has severance agreements in place with the NEOs that provide severance benefits in the event of a change in control. The table above is based upon a change in control and the employee is terminated for “cause” or voluntarily leaves for “good reason” (a “double trigger”) as of the last day of 2009. The base salary and ICP bonus are calculated based on the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity under the Incentive Compensation Plan. The health and welfare benefits, additional retirement benefits and perquisites are assumed to continue for three years as provided in the severance agreement and are calculated using 2009 amounts. The calculation of the fair market value of accelerated equity compensation utilizes the Company’s stock price as December 31, 2009 for stock options and restricted stock and includes the unpaid performance units at their target level. The tax gross-up amount is an estimate of what would be reimbursed to the NEO for the so-called “parachute” tax of Section 280G of the Internal Revenue Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”

OUTSIDE DIRECTOR COMPENSATION

The Board of Directors approved the fees to be paid to each director who is not an employee of the Company based upon the recommendation of E&Y, the Compensation Committee’s independent compensation consultant. The fees for 2009 include an annual retainer fee of $50,000; an Audit Committee Chairman annual retainer of $10,000; an annual retainer fee for the Chairman of each of the Compensation Committee, the Nominating and Governance Committee and Retirement Committee of $6,000; an annual retainer fee for the Presiding Director of $6,000; a fee of $1,200 for each Board, Compensation Committee, Nominating and Governance Committee, and Retirement Committee meeting attended; a fee of $1,250 for each Audit Committee attended; and a fee of $500 for each telephonic meeting. On December 10, 2009, effective as of January 1, 2010, upon the recommendation of the Nominating and Governance Committee and E&Y, the Board of Directors increased the board and committee meeting fees from $1,200 to $2,000; increased the annual retainer fee paid to the chairman of each of the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee from $6,000 to $12,000 per year; increased the annual retainer fee paid to the chairman of the Audit Committee from $10,000 to $20,000 per year; and increased the presiding director fee from $6,000 to $15,000 per year.

During 2009, the Board of Directors held eleven meetings, five of which were telephonic; the Audit Committee held four meetings; the Compensation Committee held three meetings, one of which was telephonic; the Retirement Committee held five meetings; and the Nominating and Governance Committee held two meetings. Our non-employee directors received the following amounts in 2009:

Fees Earned or Paid in Cash to Outside Directors in 2009

					Nominating
		Presiding			and		SWN
	Annual	Director	Audit	Compensation	Governance	Retirement	Board
	Retainer	Fee	Committee	Committee	Committee	Committee	Meetings	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

Lewis E. Epley, Jr.	50,000	—	—	—	8,400 (1)	6,000	9,700	74,100
Robert L. Howard	50,000	6,000	5,000	3,400	2,400	—	8,700	75,500
Vello A. Kuuskraa	50,000	—	5,000	9,400 (2)	—	—	9,700	74,100
Kenneth R. Mourton	50,000	—	15,000 (3)	3,400	2,400	6,000	9,700	86,500
Charles E. Scharlau	50,000	—	—	—	—	12,000 (4)	9,700	71,700

(1)	Includes $6,000 annual retainer fee paid to Mr. Epley as Chairman of the Nominating and Governance Committee.

(2)	Includes $6,000 annual retainer fee paid to Mr. Kuuskraa as Chairman of the Compensation Committee.

(3)	Includes $10,000 annual retainer fee paid to Mr. Mourton as Chairman of the Audit Committee.

(4)	Includes $6,000 annual retainer fee paid to Mr. Scharlau as Chairman of the Retirement Committee.

Directors received total compensation as indicated in the table below for fiscal year 2009, including long-term incentive compensation in the form of restricted stock and stock options:

Total Outside Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension Value
					and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)	($)(3)	($)

Lewis E. Epley, Jr.	74,100	81,867	86,570	—	—	17,883	260,420
Robert L. Howard	75,500	81,867	86,570	—	—	3,000	246,937
Vello A. Kuuskraa	74,100	81,867	86,570	—	—	3,000	245,537
Kenneth R. Mourton	86,500	81,867	86,570	—	—	15,798	270,735
Charles E. Scharlau	71,700	81,867	86,570	—	—	24,297	264,434

(1)	Included in this column are an annual retainer fee, lead director fee, committee chairman fees, committee meeting fees, and regular Board meeting fees. Additional details regarding these payments can be found in the table above entitled “Fees Earned or Paid in Cash to Outside Directors in 2009.”

(2)	The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2009.

(3)	The amounts indicated in this column include director and spouse travel expenses in 2009 by all outside directors, health insurance provided by the Company for Messrs. Epley, Mourton, and Scharlau, and the use of an office, computer and telephone provided to Mr. Scharlau. Also included in “All Other Compensation” are the amounts paid under the Company’s charitable gift matching program for Messrs, Epley, Mourton, and Scharlau, which total $10,000 each.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2009 was based upon total compensation received by outside directors in the 2009 Peer Group as determined by the independent compensation consultants and was at the 57th percentile (“Baseline Compensation”). The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2009 was allocated 50% to stock option awards and 50% to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock on the date of the award. Each director serving as of December 10, 2009 was granted 2,010 shares of restricted stock and stock options to purchase 3,960 shares of the Company’s common stock at an exercise price of $40.73 per share. The restricted stock will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Epley, Howard, Scharlau and Kuuskraa, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options will vest at the rate of 33 1/3% on the anniversary of the grant date over a period of three years, except in the cases of Messrs. Epley, Howard, Scharlau and Kuuskraa, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee

VELLO A. KUUSKRAA, CHAIRMAN
ROBERT L. HOWARD
KENNETH R. MOURTON

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2009 for each director is set out in the table below:

	Number of Securities	Number of Securities	Number of Shares or
	Underlying	Underlying	Units of Stock that
	Unexercised Options	Unexercised Options	Have Not Vested
Name	Exercisable (#)	Unexercisable (#)	(#)

Lewis E. Epley, Jr.	223,016	9,474	4,410
Robert L. Howard	95,016	9,474	4,410
Vello A. Kuuskraa	95,016	9,474	4,410
Kenneth R. Mourton	159,016	9,474	4,410
Charles E. Scharlau	273,256	9,474	4,410

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2009 are named above under the caption “Compensation Committee Report,” each of whom is a non-employee director. During 2009, there was no interlocking relationship between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL FOR A DIRECTOR ELECTION MAJORITY VOTE STANDARD

The United Brotherhood of Carpenters and Joiners of America (the “UBCJA”), located at 101 Constitution Avenue, N.W., Washington, D.C., 20001, has notified us that it intends to present the resolution set forth below at the Annual Meeting for action by the stockholders. The UBCJA’s supporting statement for the resolution, along with the Board of Directors’ statement in opposition is set forth below. As of November 24, 2009, the UBCJA owned 5,275 shares of our common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Resolved: that the shareholders of Southwestern Energy Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:

In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, the Company and its Board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post-election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.”

The Company’s Statement in Opposition to Proposal No. 4

The Board of Directors recommends a vote “AGAINST” Proposal No. 4 for the following reasons:

•	The Company has taken action with respect to this matter and has incorporated in the Company’s Bylaws and our Corporate Governance Guidelines director voting provisions that allow the Board to consider and address stockholder concerns without creating undue uncertainty (collectively, the “Director Resignation Policy”).

•	Under the Director Resignation Policy, any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” such election must submit his or her offer of resignation.

•	The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

The Board of Directors believes that adherence to sound corporate governance policies and practices is important to ensuring that the Company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. The Board is aware of recent developments with respect to majority voting in the election of directors, and has addressed the concerns expressed in the proposal as part of a number of recent initiatives to improve the Company’s overall corporate governance.

Our Director Resignation Policy is consistent with policies adopted by a number of companies cited by UBCJA as having appropriately responded to strong shareholder support for a majority vote standard, including Intel and Pfizer, as well as others not cited by UBCJA, such as Nike and Progress Energy. Like the policies of these other companies, our policy provides stockholders with a meaningful and significant voice in the election of directors, while preserving the Board’s ability to exercise its independent judgment in a way that best serves the interests of both the Company and the stockholders — on a case-by-case basis. By allowing stockholders to express their preferences regarding director nominees, the Director Resignation Policy already accomplishes the primary objective of the stockholder proposal, thereby making the adoption of a majority vote standard unnecessary. Stockholders of many public companies have rejected similar stockholder proposals when those companies followed a policy similar to the Director Resignation Policy. Our Director Resignation Policy provides as follows:

“In an uncontested election, any nominee for election as a director (including incumbent directors) who receives a greater number of “withhold” votes than votes “for” election (a “Majority Withhold Vote”) shall promptly tender to the Nominating and Governance Committee of the Company’s Board of Directors his or her offer of resignation following certification of the shareholder vote. For purposes of the preceding sentence, an “uncontested election” is an election in which the number of nominees is not greater than the number of directors being elected at the meeting. Each nominee for election as a director (including incumbent directors) must agree in advance to abide by this policy as a condition of his or her nomination for election as a director. The Nominating and Governance Committee will make a recommendation to the Board whether to accept or reject the resignation offer.

In making its recommendation, the Nominating and Governance Committee will consider the resignation offer and all factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes from the director, the qualifications of the director, the director’s contributions to the Company and potential adverse consequences of the resignation (such as failure to comply with New York Stock Exchange listing requirements and Securities and Exchange Commission rules and regulations).

The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. When making its decision, the Board may either accept or reject the resignation offer, and may pursue additional actions such as:

•	Allowing the director to remain on the Board but not be re-nominated at the end of the current term;

•	Deferring acceptance of the resignation offer until a replacement director with qualifications and/or experience comparable to that of the director offering to resign (such as audit committee financial expertise) can be identified and elected to the Board; or

•	Deferring acceptance of the director’s resignation offer if the director can cure the cause of the “withhold” votes (for example, if votes were withheld due to multiple directorships, by resigning from other boards).

If a majority of the members of the Nominating and Governance Committee receive a Majority Withhold Vote at the same election, then the independent directors who did not receive a Majority Withhold Vote shall appoint a special committee consisting of independent directors who did not receive a Majority Withhold Vote to consider the resignation offers and recommend to the Board whether to accept or reject all or any of them.

The Board will disclose its decision whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. Any director who tenders an offer of resignation pursuant to this Policy shall not participate in the Committee recommendation or Board action regarding the resignation offer.”

The Company has announced this policy and a copy of the Director Resignation Policy is set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance.”

The Board believes that its Director Resignation Policy fulfills its responsibility to shareholders and is responsive to shareholder votes, while still allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders. The Company has also published in this Proxy Statement information on how shareholders and other interested parties can communicate their views on potential nominees or other matters with the Board. In light of the foregoing, the Board believes that our policy provides the appropriate mechanism for electing an effective Board of Directors committed to delivering long-term shareholder value.

Recommendation of the Board of Directors

The Board recommends a vote “AGAINST” the Stockholder Proposal for a Director Election Majority Vote Standard.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL FOR A POLITICAL CONTRIBUTIONS AND EXPENDITURES REPORT

The Company has been advised that the Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12TH Floor, City Hall, 414 East 12th Street, Kansas City, Missouri, 64106, the beneficial owner of 100 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting:

“Resolved, that the shareholders of Southwestern Energy Company (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Southwestern Energy, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”

The Company’s Statement in Opposition to Proposal No. 5

The Board of Directors recommends a vote “AGAINST” Proposal No. 5 for the following reasons:

•	It is in the best interests of the Company and its stockholders for the Company to make strategic political contributions and expenditures from time to time that promote the Company’s business objectives.

•	The report requested by Proposal No. 5 would be an unnecessary and unproductive use of the Company’s resources without a commensurate benefit since the contributions and expenditures which the stockholder seeks is available under existing disclosure requirements.

•	In response to the concerns expressed in Proposal No. 5, the Company has taken the further step of adopting a political contributions and expenditures policy (the “Political Contributions and Expenditures Policy”), pursuant to which the Company issued in March 2010 its first report disclosing information about its fiscal year 2009 political contributions and expenditures. This report is available in the Corporate Governance section of our website at www.swn.com under “Political Contributions and Expenditure Policy.”

The Board is dedicated to the highest standard of legal compliance, ethical behavior and accurate disclosure to the public. Numerous federal, state and local laws regulate the Company’s political contributions and expenditures at all levels, and these laws and regulations include extensive disclosure requirements. Information about all of the Company’s political contributions is available to the public in easily accessible online databases. In addition to these laws and regulations, our political contributions and expenditures are governed by our Business Conduct Guidelines and the recently adopted and implemented Political Contributions and Expenditures Policy, which is publicly available at www.swn.com under “Corporate Governance.” Under the Political Contributions and Expenditure Policy, the Company will make available on its website each March a list of all corporate political contributions and contributions made by the Company’s employee funded political action committee. The first such report was made available on our website on March 8, 2010.

All of the Company’s employees (including those of the Company’s subsidiaries), independent contractors and consultants are required to adhere to our Business Conduct Guidelines and the Political Contributions and Expenditures Policy. Under the Company’s Political Contributions and Expenditures Policy, all corporate political contributions and expenditures are subject to review, approval and processing by the Company’s Regulatory and Government Affairs (RGA) staff, which is under the supervision of our General Counsel. The RGA staff ensures that all contributions and expenditures comply with applicable laws and that all of the reports required under those laws are timely made.

The Board believes that the high level of disclosure already publicly available and the Company’s current internal policies are sufficient to provide information to the Company’s stockholders and to ensure appropriate political use of corporate funds without undermining the strategic nature of how these funds are distributed. The Board also believes that the limited use of corporate funds for political contributions and expenditures, which was only $32,200 in 2009, also makes the requested additional disclosures unnecessary.

Recommendation of the Board of Directors

The Board recommends a vote “AGAINST” the Stockholder Proposal for a Political Contributions and Expenditures Report.

PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Stockholders must be received by the Company at its principal offices not later than December 8, 2010. Any stockholder submitting a proposal intended to be brought before the 2011 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 45 days’ notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s by-laws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant by-

law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

CONFIDENTIAL VOTING

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

OTHER BUSINESS

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this Proxy Statement. The Company’s by-laws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 nor more than 60 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

Any stockholder who has not received a copy of the Company’s Annual Report and Form 10-K may obtain a copy free of charge by contacting Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032.

By Order of the Board of Directors

MARK K. BOLING
Executive Vice President,
General Counsel & Secretary

Dated: April 7, 2010

EXHIBIT A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for the appointment, compensation and oversight of the work of independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. As set forth in this Policy, unless a type of service has received the pre-approval of the Audit Committee as set forth in the appendices to this Policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor.

In making its pre-approval determinations, the Audit Committee will consider whether the applicable services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.	Delegation

As provided in the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.  Audit Services

Although the fee levels for the annual Audit services engagement are included as items 1 and 2 on Appendix A to this Policy, the actual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee as set forth in an engagement letter executed by the chairman of the Audit Committee and the independent auditor. Audit services shall include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements and on the Company’s internal controls for financial reporting, and may include subsidiary audits and equity investment audits. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services identified as items 3, 4 and 5 on Appendix A. All other Audit services not listed on Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services on Appendix B. All other Audit-related services not listed on Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Therefore, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer and/or the Controller or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services on Appendix C.  All Tax services involving large and complex transactions not listed on Appendix C must be separately pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has not yet pre-approved any services in the “All Other” category. At such time (if ever) that the Audit Committee elects to pre-approve any such services by the independent auditor, the same shall be described on Appendix D. Permissible All Other services not listed on Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts by more than ten percent (10%) will require specific pre-approval by the Audit Committee. The pre-approved fee levels set forth in the Appendices to this Policy do not include out-of-pocket expenses incurred by the independent auditor.

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Accounting Officer and/or the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the internal auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this Policy that comes to the attention of the internal auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Public Company Accounting Oversight Board Rule 3526, and discussing with the independent auditor its methods and procedures for ensuring independence.

APPENDIX A

Pre-Approved Audit Services for the Audit of December 31, 2009
Financial Statements and Other Audit Services for Fiscal Year 2010

Dated: October 28, 2009

Service	Range of Fees

1. Audit of the Company’s consolidated financial statements and report on internal controls for the year ended December 31, 2009	$650,000
2. Interim reviews of the Company’s quarterly financial statements for each of the three quarters ended March 31, 2010, June 30, 2010 and September 30, 2010	$100,000
3. Statutory audits or financial audits for subsidiaries or affiliates of the Company	$20,000
4. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$50,000
5. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$10,000

APPENDIX B

Pre-Approved Audit-Related Services for the Audit of December 31, 2009
Financial Statements and Other Audit-Related Services for Fiscal Year 2010

Date: October 28, 2009

Service	Range of Fees

1. Due diligence services pertaining to potential business acquisitions/dispositions including review of financial statements, financial data and records, and discussions with acquiree/acquiror finance and accounting personnel	$20,000
2. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	$10,000
3. Subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$20,000
4. Closing balance sheet audits pertaining to dispositions	$20,000

APPENDIX C

Pre-Approved Tax Services for Tax Returns for Year Ended December 31, 2009
and Other Tax Services for Fiscal Year 2010

Dated: October 28, 2009

Service	Range of Fees

1. U.S. federal, state and local tax planning and advice on mergers, acquisitions and restructurings	$20,000
2. U.S. federal, state and local tax assistance responding to requests from the company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting	$20,000
3. Review of federal, state and local income, franchise, and other tax returns, including consultations regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the company	$25,000
4. Assistance with tax audits and appeals before the IRS and similar state and local agencies, as requested by the company’s tax department	$20,000

APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2010

Dated: October 28, 2009

Service	Range of Fees

None Pre-Approved	N/A

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

EXHIBIT B

FORM
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOUTHWESTERN ENERGY COMPANY

Southwestern Energy Company, a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1. The name of this corporation is Southwestern Energy Company. The original Certificate of Incorporation was filed on February 22, 2006. The original name of the Corporation was Southwestern Energy Company.

2. This Amended and Restated Certificate of Incorporation, which was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, restates and amends the original Certificate of Incorporation to read in its entirety as follows:

FIRST:  The name of the Corporation is Southwestern Energy Company (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:  (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,260,000,000 shares of capital stock, consisting of (i) 1,250,000,000 shares of common stock, $0.01 par value (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(c) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(d) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions; provided, however, that no shares of any series of Preferred Stock shall be issued without the approval of the Company’s shareholders if (A) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of the Company’s Common Stock or (B) the shares of such series would be convertible into a materially disproportionate number of shares of Common Stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of Common Stock at the time of such issuance.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors of the Company shall be fixed by the bylaws and may be increased or decreased from time to time in the manner specified therein; provided, however, that the number of directors shall not be less than three. Election of directors need not be by ballot.

(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. If the vacancy arose from an increase in the number of directors, the newly elected director will hold office until the next annual meeting or until his or her successor shall be elected and shall qualify. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

(e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the Board of Directors or the stockholders; provided, however, that no By-Laws hereafter adopted by the Board of Directors or the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH:  [Intentionally Left Blank]

NINTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH:  Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may only be called by (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Secretary, (iv) the Board of Directors or (v) holders of twenty-five percent (25%) or more of the voting shares of the Corporation.

ELEVENTH:  Unless otherwise required by law, stockholders shall be permitted to act by written consent in lieu of a meeting if the consent is signed by the number of stockholders necessary to authorize such action at a meeting where all shares entitled to vote thereon were present and voted; provided, however, that if the stockholder action is on a proposal that would have the effect of increasing the Corporation’s capital stock or indebtedness, such action may only be taken by written consent without a meeting upon the unanimous consent of all the Corporation’s shareholders.

TWELFTH:  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

THIRTEENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

I, THE UNDERSIGNED, being a duly authorized officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this day of          , 2010.

Name:
Title:

ANNEX A

AUDIT COMMITTEE CHARTER

I.	Statement of Purpose

The Audit Committee (the “Committee”) is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services functions; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required to be included in the Company’s annual proxy statement.

II.	Organization

A. Charter.  At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members.  The Committee shall be comprised of at least three (3) members. The members of the Committee shall be appointed by the Board of Directors, on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also designate a Committee Chairperson. All Committee members shall meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable law. Committee members shall not simultaneously serve on the audit committees of more than two (2) other public companies. Committee members may be removed by the Board of Directors.

C. Meetings.  In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. The Committee shall meet as often as it determines, but not less frequently than quarterly. Additional meetings may be scheduled as required. The Committee shall meet periodically with management, the internal auditors (or internal audit service providers) and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

D. Quorum; Action by Committee.  A quorum at any Committee meeting shall be at least two (2) members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called or held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E. Agenda, Minutes and Reports.  The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

F. Performance Evaluation.  The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Engagement of Independent Auditors.  The Committee shall have the sole authority to engage the independent auditors and shall oversee, evaluate and, where appropriate, replace the independent auditors. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

B. Determination as to Independence and Performance of Independent Auditors.  The Committee shall receive periodic reports from the independent auditors as required by the Public Company Accounting Oversight Board (“PCAOB”) (or any successor body) regarding the auditors’ independence, which shall be not less frequently than annually. The Committee shall discuss such reports with the auditors, and if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditors. The Committee shall review the performance of the Company’s independent auditors annually. In doing so, the Committee shall consult with management and the internal auditor (or internal audit service provider) and shall obtain and review a report by the independent auditors describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent auditors with respect to any such issues, and (iv) all relationships between the independent auditors and the Company. The Committee shall ensure the rotation of the audit partners as required by applicable law and listing standards. Any selection of the auditors by the Committee may be subject to shareholders’ approval, as determined by the Board of Directors.

C. Determination as to Performance of Internal Auditors.  The Committee shall discuss with the internal auditor (or internal audit service provider) and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. The Committee shall review with management and the independent auditors, management’s annual internal control report, including any report of the independent auditor concerning the Company’s internal controls over financial reporting. Management and the internal auditor (or internal audit service provider) shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

D. Pre-Approval of Audit and Non-Audit Services.  The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, all as required by applicable law or listing standards and subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of any such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

E. Review of Disclosure Controls and Procedures.  The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

F. Review of Annual SEC Filings.  The Committee shall review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosure in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T (“Auditing Standards No. 61”). The Committee may discuss with the national office of the independent auditors issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

G. Review of Quarterly SEC Filings and Other Communications.  The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also review the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentation to be made) to the extent required by applicable law or listing standards. The Committee shall also discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 100.

H. Review of Certain Matters with Internal and Independent Auditors.  The Committee shall review periodically with management, the internal auditor (or internal audit service provider) and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

I. Consultation with Independent Auditors.  The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed”, regardless of materiality.

J. Preparation of Report for Proxy Statement.  The Committee shall produce the report required to be included in the Company’s annual proxy statement regarding (i) the review and discussion of the audited financial statements with management, (ii) the discussions with the independent auditors of the matters required to be discussed by Auditing Standards No. 61, (iii) the receipt by the Committee of the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence and (iv) the Committee’s recommendation to the Board of Directors regarding the inclusion of the audited financial statements in the Form 10-K and the proxy statement.

K. Establishment of “Whistleblowing” Procedures.  The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

L. Review of Legal and Regulatory Compliance.  The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Business Conduct Guidelines or Code of Ethics. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

M. Review of Certain Transactions with Directors and Related Parties.  In accordance with the Related Party Transactions Policy, the Committee shall review and approve periodically, but not less frequently than annually, a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party transactions.

N. Compliance with Business Conduct Guidelines and Code of Ethics; Grant of Waivers.  The Committee shall review annually a summary of compliance with the Company’s Business Conduct Guidelines and Code of Ethics. The Committee shall be responsible for recommending to the full Board whether and on what terms to grant to any Director or executive officer a waiver of the Company’s Business Conduct Guidelines or Code of Ethics. The decision to grant to any Director or executive officer a waiver of the Company’s Business Conduct Guidelines or Code of Ethics shall be made by the Board of Directors

O. Access to Records, Consultants and Others.  The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, the Company’s outside counsel, internal auditor (or internal audit service providers) or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors, for the purpose of rendering or issuing an audit report, and to any other advisors or consultants employed by the Committee.

P. Delegation.  The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Q. Other Delegated Responsibilities.  The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

IV.	Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

ANNEX B

COMPENSATION COMMITTEE CHARTER

I.	Statement of Purpose

The Compensation Committee (the “Committee”) is a standing committee of the Board of Directors. The purpose of the Committee is to discharge the responsibility of the Board of Directors relating to all aspects of compensation of the Company’s executive officers and such other executive management level employees as the Committee may determine (collectively, “management”) and related matters. The Committee shall review and discuss the disclosures under “Compensation Discussion and Analysis” and related sections of the Company’s annual proxy statement (the “CD&A”) with management and prepare a recommendation to the Board of Directors regarding inclusion of the CD&A in the Company’s annual report on Form 10-K and proxy statement. The Committee shall also prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

II.	Organization

A. Charter.  At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members.  The Committee shall be comprised of at least three (3) members. The members of the Committee shall be appointed by the Board of Directors, on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also designate a Committee Chairperson. All Committee members shall meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended(the “Exchange Act”). Committee members may be removed by the Board of Directors.

C. Meetings.  In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. Additional meetings may be scheduled as required.

D. Quorum; Action by Committee.  A quorum at any Committee meeting shall be at least two (2) members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E. Agenda, Minutes and Reports.  The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors with respect to its activities.

F. Performance Evaluation.  The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III. Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Compensation Philosophy and Performance Goals and Objectives.  The Committee shall review and approve periodically, but no less frequently than annually, the Company’s compensation philosophy and performance goals and objectives in relation to compensation of the Chief Executive Officer and other members of management. Such a review shall include an evaluation of the balance between short-term compensation, long-term

AB-1

incentives and perquisites. The Committee shall evaluate the performance of the Chief Executive Officer and other management in light of the Company’s compensation philosophy and these performance goals and objectives.

B. Compensation Levels of Named Executive Officers.  The Committee shall annually review and determine the compensation level (including base and incentive compensation) and direct and indirect benefits of the Chief Executive Officer and each person required to be identified as a “Named Executive Officer” in the Company’s annual proxy statement. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s performance, the individual’s performance, relative shareholder return (or other criteria) during such periods as the Committee may deem appropriate, the value of similar incentive awards to persons holding comparable positions at comparable companies and the awards given to management in prior years. The Chairperson of the Committee shall be responsible for communicating to the Chief Executive Officer the evaluation of the performance of the Chief Executive Officer that was conducted by the outside Directors of the Company and the level of compensation approved for the Chief Executive Officer.

C. Compensation Levels of Other Management Members.  The Committee shall annually review and determine the compensation level (including base and incentive compensation) of the other management members taking into account the recommendations of the Chief Executive Officer.

D. Post-Service Arrangements.  The Committee shall evaluate the post-service arrangements and benefits of the Chief Executive Officer and other management and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements.

E. Incentive Compensation Plans.  The Committee shall make recommendations to the Board of Directors with respect to the establishment and terms of incentive compensation plans and equity-based plans and shall administer such plans, including determining any awards to be granted to executives under any such plan implemented by the Company.

F. Compliance.  The Committee shall review executive officer compensation for compliance with Section 16 of the Securities Exchange Act of 1934, as amended and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

G. Evaluation of Compensation Program.  The Committee shall review on a periodic basis the operation of the Company’s compensation program to evaluate its coordination and execution and shall recommend to the Board of Directors steps to modify compensation programs that provide benefits or payments that are not reasonably related or are disproportionate to the benefits received by the Company.

H. Director Compensation and Perquisites.  The Compensation Committee shall not be responsible for director compensation, which shall be the responsibility of the Nominating and Governance Committee.

I. Access to Records, Consultants and Others.  The Committee shall have the ultimate authority and responsibility to obtain advice and assistance, as needed from internal or external legal counsel, accounting firms, compensation specialists or other advisors to assist in determining appropriate compensation levels for the Chief Executive Officer or other management, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may also request that any officer or other employee of the Company, including the Company’s senior compensation or human resources executives, the Company’s outside counsel or any other person meet with any members of, or advisors to, the Committee.

J. Annual Compensation Committee Report.  The Committee shall produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

K. Delegation.  To the extent consistent with Section 16 of the Exchange Act, Section 162(m) of the Internal Revenue Code and other applicable law, the Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

L. Other Delegated Responsibilities.  The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

AB-2

ANNEX C

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

I.	Statement of Purpose

The Nominating and Governance Committee (the “Committee”) is a standing committee of the Board of Directors. The purpose of the Committee is to discharge the responsibility of the Board of Directors relating to (i) the identification of individuals qualified to become members of the Board of Directors, (ii) the recommendation to the Board of the director nominees for each Annual Meeting of Shareholders, (iii) the consideration and periodic reporting to the Board on all matters relating to the selection, qualification and compensation of members of the Board and candidates nominated to the Board, (iv) the development and recommendation to the Board of a set of corporate governance guidelines applicable to the Company and (v) the review of the overall corporate governance structure of the Company and the recommendation of any proposed changes regarding the Company’s corporate governance practices.

II.	Organization

A. Charter.  At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members.  The Committee shall be comprised of at least three (3) members. The members of the Committee shall be appointed by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson. All Committee members shall meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange. Committee members may be removed by the Board of Directors.

C. Meetings.  In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. Prior to the Annual Meeting of Shareholders each year, the Committee shall meet to determine the individuals to be recommended to the Board as nominees for election to the Board. The Committee may also meet from time to time to consider and make such other recommendations regarding the composition of the Board and the Company’s governance practices as the Committee may consider necessary or appropriate.

D. Quorum; Action by Committee.  A quorum at any Committee meeting shall be at least two (2) members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E. Agenda, Minutes and Reports.  The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

F. Performance Evaluation.  The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III. Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Director Selection Criteria.  The Committee shall establish criteria for selecting new Directors, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity.

B. Director Recruitment.  The Committee shall consider (in consultation with the Chief Executive Officer) and recruit candidates to fill positions on the Board of Directors, including as a result of the removal, resignation or retirement

AC-1

of any Director, an increase in the size of the Board of Directors or otherwise. The Committee shall also review any candidate recommended by the shareholders of the Company in light of the Committee’s criteria for selection of new Directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board of Directors and such candidate’s compliance with the independence and other qualification requirements established by the Committee.

C. Reconsideration of Directors for Re-Election.  In connection with its annual recommendation of a slate of nominees, the Committee shall assess the contributions of those Directors selected for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the full Board of Directors.

D. Recommendation to Board.  The Committee shall recommend the Director nominees for approval by the Board of Directors and the shareholders.

E. Governance Guidelines.  The Committee shall recommend to the Board of Directors corporate governance guidelines (the “Corporate Governance Guidelines”) addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, including its oversight of management and consultations with management. The Corporate Governance Guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board of Directors with respect to changes to the Guidelines.

F. Director Compensation.  The Committee shall review the compensation of the Board members for service as a Director or member of any committee of the Board of Directors and make recommendations to the Board concerning such compensation. In considering Director compensation and perquisites, the Committee may take into consideration the relative responsibilities of Directors serving on the Board and its various committees. The Committee may request that management report to the Committee periodically on the status of the Board’s compensation and perquisites in relation to other similarly situated companies.

G. Advice as to Committee Membership and Operations.  The Committee shall advise the Board of Directors with respect to the charters, structure and operations of the various committees of the Board of Directors and qualifications for membership thereon, including policies for removal of members and rotation of members among other committees of the Board of Directors. The Committee shall also make recommendations to the Board of Directors regarding which Directors should serve on the various committees of the Board.

H. Evaluation of Board and Senior Management.  The Committee shall oversee the evaluation of the Board of Directors and senior executive officers of the Company and recommend to the Board guidelines and procedures to be used in evaluating the Board and management. In discharging this responsibility, the Committee shall solicit comments from all Directors and report annually to the Board on the results of the evaluation.

I. Succession Planning.  The Committee shall review periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by senior executive officers of the Company and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

J. Access to Records, Consultants and Others.  In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants to advise the Committee. The Committee shall have the ultimate authority and responsibility to engage or terminate any outside consultant with respect to the identification of Director candidates and the nomination of members to the Board of Directors and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or consultants to, the Committee.

K. Shareholder Proposals.  The Committee shall review and make recommendations to the Board regarding any shareholder proposals that relate to corporate governance.

L. Delegation.  The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

M. Other Delegated Responsibilities.  The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

AC-2

ANNEX D

RETIREMENT COMMITTEE CHARTER

I.	Statement of Purpose

The Retirement Committee (the “Committee”) is a standing committee of the Board of Directors. The purpose of the Committee is to discharge the responsibility of the Board of Directors relating to the implementation, amendment and termination of any employee benefit plans of the Company that are subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or the Internal Revenue Code (collectively, the “Retirement Plans”). In addition, the further purpose of the Committee is to serve as the named fiduciary of the Retirement Plans, as provided in the particular Retirement Plan, and to be responsible for (i) the administration of the Retirement Plans and the investment of plan assets, except as otherwise provided in the particular Retirement Plan, (ii) the appointment and termination of other fiduciaries of the Retirement Plans, (iii) the monitoring of the performance of such fiduciaries and (iv) the fulfillment of certain other responsibilities more particularly described herein.

II.	Organization

A. Charter.  At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members.  The Committee shall be comprised of at least three (3) members. The members of the Committee shall be appointed by the Board of Directors, on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also designate a Committee Chairperson. Committee members may be removed by the Board of Directors.

C. Meetings.  In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings. Additional meetings may be scheduled as required.

D. Quorum; Action by Committee.  A quorum at any Committee meeting shall be at least two (2) members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

E. Agenda, Minutes and Reports.  The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

F. Performance Evaluation.  The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III. Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Eligibility Determination.  The Committee shall be responsible for determining the eligibility of employees to participate in the Company’s Retirement Plans.

B. Plan Implementation.  The Committee shall be responsible for the implementation of the Retirement Plans and shall make recommendations to the Board of Directors with respect to any proposed amendments to, termination of or substitution for each Retirement Plan.

AD-1

C. Appointment of Fiduciaries.  The Committee shall serve as the named fiduciary of the Retirement Plans. The Committee shall be responsible for the appointment and termination of other fiduciaries of the Retirement Plans.

D. Appointment of Investment Managers.  The Committee shall be responsible for the appointment and replacement of investment managers and trustees for the Retirement Plans.

E. Review of Appeals.  The Committee shall be responsible for reviewing and rendering a decision on any appeal from a Plan Administrator’s decision to deny the claim of any person to any payment or benefit under the Retirement Plans.

F. Access to Consultants.  The Committee shall have the authority to engage and terminate any outside consultants (including actuaries, legal counsel, accountants, employee benefit consultants, investment advisors and other professional advisors) as the Committee deems necessary to properly carry out its responsibilities hereunder.

G. Delegation.  The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

H. Other Delegated Responsibilities.  The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

AD-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 17, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/swn • Follow the steps outlined on the secured website.

Vote by telephone
•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Lewis E. Epley, Jr.	☐	☐	02 - Robert L. Howard	☐	☐	03 - Harold M. Korell	☐	☐

	04 - Vello A. Kuuskraa	☐	☐	05 - Kenneth R. Mourton	☐	☐	06 - Steven L. Mueller	☐	☐

	07 - Charles E. Scharlau	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.	☐	☐	☐	3.	The amendment and restatement of the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 1,250,000,000 shares.	☐	☐	☐

4.	A stockholder proposal for a director election majority vote standard, if properly presented at the Annual Meeting.	☐	☐	☐	5.	A stockholder proposal for a political contributions and expenditures report, if properly presented at the Annual Meeting.	☐	☐	☐

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Dear Stockholder,
Stockholders of Southwestern Energy Company can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:
DirectService Investment Program
Stockholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing Computershare to electronically debit your checking or savings account each month. Stockholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.
Vote-by-Internet
Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting.
Internet Account Access
Stockholders may access their accounts on-line at www.computershare.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares.
Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069	TDD/TYY for Hearing Impaired	(800) 952-9245
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Southwestern Energy Company

2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125
HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 31, 2010, at the Annual Meeting of Stockholders to be held on May 18, 2010, or any adjournment or adjournments thereof.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

C Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Lewis E. Epley, Jr.	☐	☐	02 - Robert L. Howard	☐	☐	03 - Harold M. Korell	☐	☐

	04 - Vello A. Kuuskraa	☐	☐	05 - Kenneth R. Mourton	☐	☐	06 - Steven L. Mueller	☐	☐

	07 - Charles E. Scharlau	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.	☐	☐	☐	3.	The amendment and restatement of the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 1,250,000,000 shares.	☐	☐	☐

4.	A stockholder proposal for a director election majority vote standard, if properly presented at the Annual Meeting.	☐	☐	☐	5.	A stockholder proposal for a political contributions and expenditures report, if properly presented at the Annual Meeting.	☐	☐	☐

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Southwestern Energy Company

2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125
HOUSTON, TEXAS 77032
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 31, 2010, at the Annual Meeting of Stockholders to be held on May 18, 2010, or any adjournment or adjournments thereof.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & B ON THE REVERSE SIDE OF THIS CARD.